EXHIBIT 2.1

PURCHASE AGREEMENT

Dated as of August 4, 2008

among

PHOTO THERAPEUTICS GROUP LIMITED,

PHOTOMEDEX, INC.

and

NEIL CRABB

List of Exhibits

A	Voting Agreement
B	Form of Escrow Agreement

List of Schedules

Schedule 2.1	Purchase Price Allocation
Schedule 4.3	Subsidiary Officers and Directors
Schedule 4.5	Consents and Approvals
Schedule 4.6	Financial Statements; Exceptions
Schedule 4.7	Operations Since Financial Statements Date
Schedule 4.8	Taxes
Schedule 4.10	Real Property
Schedule 4.11	Intellectual Property
Schedule 4.12	Assets Contributed to Subsidiaries
Schedule 4.13	Court Orders
Schedule 4.14	Material Contracts
Schedule 4.15	Environmental Compliance
Schedule 4.16	Employee Benefits
Schedule 4.17	Customer and Supplier Relations
Schedule 4.18	Insurance Coverage
Schedule 11.1	Specific Indemnification Matters

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of August 4, 2008 (this “Agreement”), among Photo Therapeutics Group Limited, a private limited company incorporated in England and Wales (“Seller”), PhotoMedex, Inc., a Delaware corporation (“Buyer”), and Neil Crabb.

PRELIMINARY STATEMENT:

WHEREAS, Seller is in the business through the Subsidiaries of developing and selling non-laser light devices and associated skin care products for the treatment of clinical and aesthetic dermatological conditions (the “Business”);

WHEREAS, in connection with the execution and delivery of this Agreement and as a condition to Buyer’s willingness to enter into this Agreement, certain shareholders of Seller have entered into Voting Agreements, each substantially in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which such shareholders of Seller have agreed to vote in favor of the transactions contemplated hereby and to take certain other actions in furtherance of the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of Photo Therapeutics Limited, a private limited company incorporated in England and Wales (“PTL”), and Photo Therapeutics, Inc., a Delaware corporation, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Affected Employees” has the meaning specified in Section 7.1(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Anti-Kickback Act” has the meaning specified in Section 4.13(e).

“Arbitration Firm” has the meaning specified in Section 2.4(c).

“Benefit Plans” means any material non-statutory and non-salary plan, program or arrangement including deferred compensation, bonus compensation, incentive or other compensation, share option or purchase, severance, change in control policies, termination pay, hospitalization or other medical benefit, life or other insurance, vision, dental, drug, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, pension or supplemental pension, retirement compensation, group registered retirement savings, deferred profit sharing, employee profit sharing, savings, retirement or supplemental retirement savings, and any other similar plan, program, arrangement, obligation or practice, whether or not legally enforceable, to provide benefits, other than currently-paid salary, as compensation for services rendered, whether funded or unfunded, formal or informal, that is maintained, contributed to, or required to be maintained or contributed to, by Seller or the Subsidiaries, or to which Seller or the Subsidiaries is a party, or bound by, or under which Seller or the Subsidiaries has any liability, for the benefit of its current and former directors, officers, consultants, independent contractors and employees and their dependents.

“Business” has the meaning specified in the first recital of this Agreement.

“Business Intellectual Property” means (i) Owned Intellectual Property that is necessary in the conduct of the Business as currently conducted and (ii) all Intellectual Property that Seller or the Subsidiaries are licensed to use in the conduct of the Business.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Group Member” means (i) Buyer and its Affiliates, (ii) the directors, officers and employees of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Buyer Proxy Statement” has the meaning specified in Section 6.8(a).

“Buyer SEC Documents” has the meaning specified in Section 5.5(a).

“Buyer Stockholder Approval” has the meaning specified in Section 5.2(b).

“Buyer Stockholders Meeting” has the meaning specified in Section 6.8(b).

“CERCLA” has the meaning specified in Section 4.15.

“Change in Law” means the adoption, promulgation, modification or reinterpretation of any law, rule, regulation, ordinance or order or any other Requirement of Law of any Governmental Body which occurs subsequent to the date of this Agreement.

“Claim Notice” has the meaning specified in Section 11.3.

“Closing” means the closing of the transfer of the Shares from Seller to Buyer.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Cash Payment” has the meaning specified in Section 2.2(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Confidentiality Agreement” means that certain letter agreement dated September 13, 2007 between William Blair International, Ltd., on behalf of Seller, and Buyer.

“Contract” means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property.

“Copyrights” means rights associated with works of authorship including software, tools, machine readable texts and files, and literary property rights, including but not limited to documentation, reports, drawings, charts, graphics, and other written documentation, registered and unregistered copyrights, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any court or tribunal and any award in any arbitration proceeding.

“Deal Expenses” any fees and expenses of Seller’s counsel and financial advisors arising out of or incurred by Seller or any Subsidiary in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

“Debt” has the meaning specified in Section 2.2(b)(i)(C).

“Default” means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

“Degrouping Election” has the meaning specified in Section 7.5(f).

“Documentation” has the meaning specified in Section 6.9.

“Earnout Accounting Principles” means U.S. GAAP (including applicable currency translation principles as provided therein); provided, however, that, with respect to any matter as to which there is more than one principle of U.S. GAAP, Earnout Accounting Principles means the principles applied by Buyer in the preparation of its financial statements to the extent applicable.

“Earnout Amount” has the meaning specified in Section 2.5(d)(ii).

“Earnout Escrow Cap” means $700,000.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Environmental Laws” means all statutes, regulations, ordinances and other provisions having the force or effect of law, in each case concerning worker health and safety and pollution or protection of the environment.

“Environmental Matter” means any matter relating to violations of or Liabilities arising under applicable Environmental Laws.

“Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with a Subsidiary, is or was at any time in the past six (6) years treated as a single employer under section 414 of the Code or section 4001 of ERISA.

“Escrow Account” has the meaning specified in Section 2.3.

“Escrow Agent” has the meaning specified in Section 2.3.

“Escrow Agreement” has the meaning specified in Section 2.3.

“Escrow Amount” means $1,000,000.

“Escrow Release Date” has the meaning specified in Section 11.8.

“Estimated Working Capital” has the meaning specified in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” has the meaning specific in Section 6.7(b).

“Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“FCPA” has the meaning specified in Section 4.13(e).

“Fee Credit” means an amount equal to $300,000.

“Final Working Capital” has the meaning specified in Section 2.4(c).

“Financial Statements” means the unaudited consolidated balance sheet of Seller and the Subsidiaries as of the Financial Statements Date, and the related statement of income for the three months then ended, included in Schedule 4.6.

“Financial Statements Date” means March 31, 2008.

“Financing” has the meaning specified in Section 5.4.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.3.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 4.9.

“Gross Profit” means the consolidated gross profit of Seller from the period from July 1, 2008 through, and including, the Closing Date combined with the gross profit of the Business from the Closing Date through June 30, 2009, in each case calculated in accordance with Earnout Accounting Principles.

“Gross Profit Statement” has the meaning specified in Section 2.5(a).

“Hazardous Material” means any hazardous, toxic or radioactive substance, material or waste which is regulated as of the Closing Date by any applicable state or local governmental authority or, in relation to any activity occurring in the United States of America or real property situated in the United States of America, the United States of America.

“Indemnified Party” has the meaning specified in Section 11.3.

“Intellectual Property” means registered, and applications to register, Copyrights, Patent Rights and Trademarks and all material unregistered Copyrights, Trademarks, Trade Secrets and Software.

“Indemnitor” has the meaning specified in Section 11.3.

“Key Employee” means Andrew Bailey, Steve Baker, Phillip Charlton, Susan D’Arcy, Steve Hutson and Colin Whitehurst.

“Key Intellectual Property Employee” means Susan D’Arcy, Steve Baker, Colin Whitehurst and Steve Hutson.

“Knowledge of Buyer” means, as to a particular matter, the actual knowledge of Jeffrey F. O’Donnell, Dennis M. McGrath or Michael R. Stewart following due inquiry of his immediate reports.

“Knowledge of Seller” means, as to a particular matter, the actual knowledge of Andrew Bailey, Steve Baker, Neil Crabb, Susan D’Arcy, Steve Hutson, Jim Fish and Colin Whitehurst following due inquiry of his or her immediate reports.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss or damage, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lightsource” has the meaning set forth in Section 4.2(b).

“Losses” means any and all out-of-pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, it being understood that Losses shall not include exemplary or punitive damages (except as otherwise provided herein).

“LS Shares” has the meaning set forth in Section 4.2(b).

“Material Adverse Effect” means any change, effect or occurrence that has had a material adverse effect on the assets, results of operations or financial condition of Seller and the Subsidiaries taken as a whole, other than effects or changes relating to: (i) generally applicable economic conditions or Seller’s and the Subsidiaries’ industry in general, except where any such effects or changes disproportionately affect in any material respect Seller and the Subsidiaries more than they affect other entities operating in such industry, (ii) any failure by Seller and the Subsidiaries to meet internal forecasts or budgets (but not the underlying facts or circumstances giving rise to the failure to meet such internal forecasts or budgets) except where such failure is attributable to a breach of this Agreement by Seller, (iii) the public disclosure of the transactions contemplated by this Agreement, (iv) the execution of this Agreement or the consummation of the transactions contemplated hereby, (v) a Change in Law other than a Change in Law that, to the Knowledge of Seller, is pending as of the date of this Agreement, except where any such effects or changes disproportionately affect in any material respect Seller and the Subsidiaries more than they affect other entities operating in Seller’s and the Subsidiaries’ industry in general, or (vi) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism.

“Material Contracts” has the meaning specified in Section 4.14(a).

“Outside Date” means February 28, 2009.

“Owned Intellectual Property” means all registered, and applications to register, Copyrights, Patent Rights and Trademarks and all material unregistered Copyrights, Trademarks, Trade Secrets and Software owned by Seller or the Subsidiaries.

“Parties” means the parties to this Agreement.

“Patent Rights” means patents, patent applications, continuations, continuations-in-part, divisions, re-examinations or reissues, industrial designs, industrial models, utility models, certificates of invention, and other indicia of invention ownership, and equivalent or similar rights in inventions and discoveries.

“PAYE” means Pay As You Earn.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) Encumbrances identified on the Schedules to this Agreement, (d) source code escrow agreements for Software owned by Seller or the Subsidiaries either identified on the Schedules to this Agreement or related to immaterial Software and (e) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

“Perseus” has the meaning specified in Section 5.4.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Products” has the meaning specified in Section 4.19(a).

“PTL” has the meaning specified in the fourth recital of this Agreement.

“Purchase Price” has the meaning specified in Section 2.2(a).

“Requirements of Law” means any laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

“Schedules” has the meaning specified in the preamble to Article IV.

“SEC” means the Securities and Exchange Commission.

“Section 338 Election” has the meaning specified in Section 7.5(e).

“Section 338 Taxes” means any Taxes that would not have been imposed but for the Section 338 Election or any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of any Section 338 Election.

“Securities Act” means the Securities Act of 1933.

“Securities Purchase Agreement” has the meaning specified in Section 5.4.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Group Member” means (i) each Seller and its Affiliates, (ii) the directors, officers and employees of each Seller and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Seller Proxy Statement” has the meaning specified in Section 4.21.

“Seller Representative” has the meaning specified in Section 11.10(a).

“Seller Representative Confidentiality Agreement” means a Confidentiality Agreement among Seller, the Seller Representative and Buyer, dated as of the date hereof.

“Seller Shareholder Approval” has the meaning specified in Section 4.5(b).

“Seller Shareholders Meeting” has the meaning specified in Section 6.8(b).

“Shares” means all of the issued and outstanding shares of PTL and Photo Therapeutics, Inc., a Delaware corporation.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software does not include software that is available generally through consumer retail stores, distribution networks or is otherwise subject to “shrink-wrap” license agreements including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by Seller or any Subsidiary.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiaries” means LightSource Laboratories Limited, a private limited company incorporated in England and Wales, PTL and Photo Therapeutics, Inc., a Delaware corporation.

“Tax” (and, with correlative meaning, “Taxes”) means any income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, property (or unclaimed property), stamp duty, social security charge, national insurance contribution, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“TCGA” means the Taxation of Chargeable Gains Act of 1992.

“Threshold Profit” has the meaning specified in Section 2.5(d)(i).

“Total Indemnity Amount” means the Escrow Amount plus the amount of the Earnout Amount paid to the Escrow Agent pursuant to Section 2.5(e), if any.

“Trademarks” means registered and unregistered trademarks, service marks, logos, trade dress, internet addresses (URLs), trade names, and service names, whether or not registered, and pending applications to register the foregoing and the goodwill associated therewith.

“Trade Secrets” means confidential information and ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

“Transferred Employee” has the meaning specified in Section 6.7(a).

“TUPE Regulations” has the meaning specified in Section 6.7(a).

“U.K. GAAP” means United Kingdom generally accepted accounting principles, consistently applied by Seller.

“U.S. GAAP” means United States generally accepted accounting principles.

“Vacation List” has the meaning specified in Section 4.16(f).

“Working Capital” means an amount equal to the excess of (i) the value of the combined current assets of the Subsidiaries (after eliminating all intercompany adjustments and giving effect to the contribution in accordance with Section 6.7) as of the Closing, determined in accordance with U.K. GAAP, over (ii) the value of the combined current liabilities of the Subsidiaries (after eliminating all intercompany adjustments and giving effect to the contribution in accordance with Section 6.7) as of the Closing, determined in accordance with U.K. GAAP (excluding all deferred Tax liabilities and any Section 338 Taxes) (it being understood that no accrual for vacation or holiday pay shall be taken into account in calculating Working Capital as provided under U.K. GAAP); provided that all calculations of Working Capital shall be made in U.S. dollars using the currency exchange rates published by The Wall Street Journal on the business day immediately preceding the Closing Date; provided further that all liabilities related to the matters disclosed on Schedule 11.1, Excluded Liabilities and the Debt will be excluded from any calculations of Working Capital as Seller is responsible for such matters pursuant to Section 11.1(a)(vii), Section 11.1(a)(v) and Section 2.2(b)(i)(C), respectively.

“Working Capital Statement” has the meaning specified in Section 2.4(b).

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from Seller, all of the Shares. The Purchase Price for such Shares shall be paid as set forth in this Article II. The Purchase Price, as adjusted pursuant to this Agreement, shall be allocated among the Shares of each Subsidiary and the covenant set forth in Section 8.1 for all purposes (including for Tax and financial accounting purposes) as set forth on Schedule 2.1.

Section 2.2 Purchase Price.

(a) General. The aggregate purchase price for the Shares (the “Purchase Price”) shall, subject to adjustment pursuant to Section 2.4, be equal to:

(i) the Closing Date Cash Payment, as adjusted in accordance with Section 2.4; plus

(ii) the Escrow Amount; plus

(iii) the payments of the Earnout Amount, if any, under Section 2.5.

(b) Closing Date Payment. At the Closing, Buyer shall:

(i) pay an amount (the “Closing Date Cash Payment”) equal to (A) $13,000,000 less (B) the Escrow Amount less (C) the unpaid principal amount of, and any accrued interest on, any indebtedness for borrowed money of the Subsidiaries as of the Closing (including any prepayment penalties or fees) (the “Debt”) less (D) the amount, if any, by which the Estimated Working Capital is less than $1,642,155 plus (E) the amount, if any, by which the Estimated Working Capital exceeds $2,463,232 plus (F) the Fee Credit less (G) an amount equal to five times the amount of any cash dividends or cash distributions paid (or the value of any assets distributed) by the Subsidiaries to Seller from the Financial Statements Date prior to or at the Closing (it being acknowledged by Seller that it has no current intention of causing any such divided to be paid or any such distributions to be made) by wire transfer of immediately available funds to the bank account or bank accounts identified by Seller in writing on or before the Closing Date;

(ii) deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to the bank account identified by the Escrow Agent in writing on or before the Closing Date.

Section 2.3 Escrow Agreement. At the Closing, Buyer, Seller, Seller Representative and Mellon Trust of New England, N.A., as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement substantially in the form of Exhibit B hereto (the “Escrow Agreement”), providing for the establishment of an escrow account (the “Escrow Account”) with the Escrow Agent to secure any payments to be made to Buyer pursuant to Section 2.4 or Article XI hereof. At the Closing, Buyer shall deposit into the Escrow Account the Escrow Amount. Following the Closing, Buyer shall deposit into the Escrow Account the amount of the Earnout Amount paid to the Escrow Agent pursuant to Section 2.5(e), if any. The Escrow Amount and the amount of the Earnout Amount paid to the Escrow Agent pursuant to Section 2.5(e), if any, shall be held, invested and disbursed in accordance with the terms, conditions and provisions hereof and of the Escrow Agreement. 50% of the Escrow Agent’s scheduled fees shall be paid by Buyer, and the remaining 50% of the Escrow Agent’s scheduled fees shall be paid by Seller (and Seller shall make reasonable provision for such payment in any dissolution of Seller following the Closing).

Section 2.4 Post-Closing Adjustment to the Purchase Price. The Purchase Price shall be subject to adjustment, if any, at and after the Closing Date as set forth below.

(a) Estimated Working Capital Statement. Not less than five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth its good faith estimate as of such date of Working Capital, along with reasonably detailed supporting calculations (the “Estimated Working Capital”).

(b) Working Capital Statement. As promptly as reasonably practicable but in any event within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative an unaudited combined balance sheet showing the combined current assets and combined current liabilities of the Subsidiaries as of the Closing, together with a statement (the “Working Capital Statement”) setting forth Buyer’s calculation of Working Capital.

(c) Dispute. Within 30 days following receipt by the Seller Representative of the Working Capital Statement, the Seller Representative shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Working Capital Statement. If the Seller Representative does not notify Buyer of a dispute with respect to the Working Capital Statement within such 30-day period, the Working Capital amount set forth therein will be considered final and binding for purposes of this Agreement. In the event of such notification of a dispute, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute. If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within 15 days after the Seller Representative advises Buyer of its objections, then within 15 days thereafter Buyer and the Seller Representative jointly shall engage the firm of Grant Thornton LLP (the “Arbitration Firm”) to resolve such dispute. Within 30 days thereafter, Buyer and the Seller Representative shall each prepare and submit a presentation to the Arbitration Firm. Within 30 days thereafter, Buyer and the Seller Representative shall cause the Arbitration Firm to issue a statement setting forth its calculation of Working Capital, based solely upon the presentation by Buyer and the Seller Representative. Buyer and Seller shall each pay 50% of all fees and expenses of the Arbitration Firm (and Seller shall make reasonable provision for such payment in any dissolution of Seller following the Closing). All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties. The Working Capital as finally determined in accordance with this Section 2.4(c) shall be the “Final Working Capital.”

(d) Access. For purposes of complying with the terms set forth in this Section 2.4, the Parties shall cooperate with and make available on a reasonably timely basis to the other Party and their respective representatives all information, records, data and working papers including the working papers of their auditors, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes thereunder.

(e) Adjustment.

(i) If Final Working Capital is less than Estimated Working Capital and:

(A) Estimated Working Capital is less than $1,642,155, then the Purchase Price will be adjusted downward by the difference between Final Working Capital and Estimated Working Capital, and the Escrow Agent shall pay to Buyer such amount in cash by wire transfer of immediately available funds from the Escrow Account to an account designated in writing by Buyer to the Escrow Agent.

(B) Estimated Working Capital is greater than $2,463,232, then the Purchase Price will be adjusted downward by the sum of (x) difference between (1) the greater of Final Working Capital and $2,463,232 and (2) Estimated Working Capital and (y) the amount, if any, by which Final Working Capital is less than $1,642,155, and the Escrow Agent shall pay to Buyer such sum in cash by wire transfer of immediately available funds from the Escrow Account to an account designated in writing by Buyer to the Escrow Agent.

(C) Estimated Working Capital is between $1,642,155 and $2,463,232 and Final Working Capital is less than $1,642,155, and then the Purchase Price will be adjusted downward by the difference between Final Working Capital and $1,642,155, and the Escrow Agent shall pay to Buyer such amount in cash by wire transfer of immediately available funds from the Escrow Account to an account designated in writing by Buyer to the Escrow Agent.

(ii) If Final Working Capital is greater than Estimated Working Capital and:

(A) Estimated Working Capital is greater than $2,463,232, then the Purchase Price will be adjusted upward by the difference between Final Working Capital and Estimated Working Capital, and Buyer shall deposit such amount in cash with the Escrow Agent for immediate payment as directed by the Seller Representative.

(B) Estimated Working Capital is less than $1,642,155, then the Purchase Price will be adjusted upward by the sum of (x) difference between (1) the lesser of Final Working Capital and $1,642,155 and (2) Estimated Working Capital and (y) the amount, if any, by which Final Working Capital is greater than $2,463,232, and Buyer shall deposit such sum in cash with the Escrow Agent for immediate payment as directed by the Seller Representative.

(C) Estimated Working Capital is between $1,642,155 and $2,463,232 and Final Working Capital is greater than $2,463,232, then the Purchase Price will be adjusted upward by the difference between Final Working Capital and $2,463,232, and Buyer shall deposit such amount in cash with the Escrow Agent for immediate payment as directed by the Seller Representative.

(iii) If Final Working Capital is equal to the Estimated Working Capital or if both Final Working Capital and Estimated Working Capital are between $1,642,155 and $2,463,232, then the Purchase Price will not be adjusted pursuant to this Section 2.4(e).

(iv) All payments pursuant to this Section 2.4(e) shall be made within five (5) business days of the date on which Final Working Capital is determined pursuant to Section 2.4(c).

Section 2.5 Earnout Payments.

(a) Gross Profit Statement. Promptly following the completion of Buyer’s financial statements for the period ending June 30, 2009, but in no event later than the earlier of August 31, 2009 and the tenth business day following the filing of Buyer’s quarterly report on Form 10-Q for the period ended June 30, 2009, Buyer shall prepare and deliver to the Seller Representative an unaudited statement of Gross Profit, together with a statement (the “Gross Profit Statement”) setting forth Buyer’s calculation of the Earnout Amount. Within 30 days after receipt of such statement, the Seller Representative will deliver to Buyer a written statement describing any questions or objections to the Gross Profit Statement. If the Seller Representative does not raise any questions or objections within such period the Earnout Amount will be considered final and binding for purposes of this Agreement. If the Seller Representative does raise any such questions or objections within such period, Buyer and the Seller Representative shall negotiate in good faith to resolve all such questions and objections and, if any such questions or objections cannot be resolved through the good faith negotiation of Buyer and Seller within 30 days of the delivery of such Gross Profit Statement, then the disputed amount of the Earnout Amount will be determined using the procedures set forth in Section 2.4(c) (with “Gross Profit” substituted for each instance of “Working Capital,” and with “Gross Profit Statement” substituted for each instance of “Working Capital Statement”).

(b) Interim Reports. As an interim measure for informational purposes during the period prior beginning on the Closing Date and ending on June 30, 2009, Buyer shall prepare and deliver to the Seller Representative within 30 days after the filing of Buyer’s quarterly report on Form 10-Q for each fiscal quarter or Form 10-K for the fiscal year, as applicable, a statement setting forth the gross profit of the Business for such fiscal quarter, which may be distributed by the Seller Representative in accordance with the Seller Representative Confidentiality Agreement.

(c) Access. For purposes of complying with the terms set forth in this Section 2.5, the Parties shall cooperate with and make available on a reasonably timely basis to the other Party and their respective representatives all information, records, data and working papers including the working papers of their auditors, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of Gross Profit, the Gross Profit Statement, the calculation of the Earnout Amount and the resolution of any disputes related thereto.

(d) Determination of Earnout Amount.

(i) If Gross Profit is less than or equal to $7,100,000 (the “Threshold Profit”), then Buyer shall not be required to make any payment of the Earnout Amount to Seller.

(ii) If Gross Profit exceeds the Threshold Profit, Buyer shall pay in accordance with Section 2.5(e) an amount in cash equal to the product of (y) two and eight-tenths (2 8/10) multiplied by (z) the amount by which Gross Profit exceeds the Threshold Profit (the “Earnout Amount”); provided, however, the maximum Earnout Amount Buyer shall be obligated to pay shall be $7,000,000.

(e) Payment of Earnout Amount.

(i) To the extent that the Earnout Amount is less than or equal to the Earnout Escrow Cap, Buyer shall deposit the Earnout Amount with the Escrow Agent to be held in the Escrow Account pursuant to the terms of the Escrow Agreement. Any payment deposited pursuant to this Section 2.5(e)(i) (or the remainder thereof, if any, on the Escrow Release Date) shall be released from the Escrow Account on the Escrow Release Date in accordance with Section 11.8.

(ii) To the extent that the Earnout Amount exceeds the Earnout Escrow Cap, Buyer shall (A) deposit the amount by which the Earnout Amount exceeds the Earnout Escrow Cap with the Escrow Agent for immediate payment as directed by the Seller Representative and (B) deposit the Earnout Escrow Cap with the Escrow Agent to be held in the Escrow Account pursuant to the terms of the Escrow Agreement. Any payment deposited pursuant to clause (B) of this Section 2.5(e)(ii) (or the remainder thereof, if any, on the Escrow Release Date) shall be released from the Escrow Account on the Escrow Release Date in accordance with Section 11.8.

(iii) All payments in accordance with Sections 2.5(d) and (e) shall be made within ten (10) business days of the final determination of Gross Profit pursuant to Section 2.5(a) by wire transfer of immediately available funds.

(iv) Notwithstanding anything to the contrary set forth herein, in the event that William Blair International, Ltd. is entitled to any fees or expenses in connection with the payment of any Earnout Amount, all such fees or expenses shall be the distributed out of the Earnout Amount paid by Buyer pursuant to this Section 2.5, provided that William Blair International, Ltd. shall only be entitled to a portion of the payment, if any, made pursuant to clause (B) of Section 2.5(e)(ii) or upon the ultimate release of any funds on the Escrow Release Date, and Buyer shall have no other obligation or liability with respect thereto.

(f) Operational Control of Buyer. Buyer acknowledges its current intention to use commercially reasonable efforts to pursue and support the Business in good faith after the Closing in such a manner that will provide Seller the reasonable opportunity to maximize the Earnout Amount. Without limiting the generality of the foregoing, Buyer agrees to (i) use commercially reasonable efforts to assist Seller (and the Business following the Closing) with developing commercial relationships with the parties identified on Schedule 2.5(f), and (ii) report on a periodic basis with respect to, and provide reasonable access to the Seller Representative to observe and participate in any meetings regarding, strategic planning for the Business during the period from the Closing through June 30, 2009. Subject to the foregoing but notwithstanding any other provision to the contrary contained herein, Seller acknowledges that (i) the power and right to the control of the Business on and after the Closing as well as the operations of Buyer and its subsidiaries will rest ultimately with Buyer and its board of directors and stockholders; (ii) Buyer intends to exercise or refrain from exercising such power and right as it may in good faith deem appropriate and in the best overall interests of Buyer and the operations as a whole of the Subsidiaries (following the Closing) taking into account the Subsidiaries’ conditions and prospects from time to time; and (iii) Buyer’s good faith operation of the Business following the Closing may impact the timing of income and expenses in a manner that could decrease Gross Profit for any period.

ARTICLE III
CLOSING

Section 3.1 Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller, but in no event later than the third business day after the conditions set forth in Articles IX and X have been satisfied or waived. The Closing shall be consummated at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, or at such other time and place as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

Section 3.2 Payments on the Closing Date. At the Closing Buyer shall make the payments and take the actions set forth in Section 2.2(b).

Section 3.3 Buyer’s Additional Closing Date Deliveries. At the Closing Buyer shall deliver to Seller all of the following:

(a) The certificates contemplated by Section 10.1 and Section 10.2, duly executed by a duly authorized officer of Buyer;

(b) A counterpart of the Escrow Agreement, duly executed by a duly authorized officer of Buyer;

(c) An opinion from Morgan, Lewis & Bockius LLP, counsel to Buyer, dated the Closing Date, in form and substance agreed to by Seller prior to the date hereof; and

(d) Such other documents, instruments, certificates and agreements as may be reasonably required by Seller to consummate and give effect to the transactions contemplated by this Agreement.

Section 3.4 Seller’s Closing Date Deliveries. At the Closing Seller shall cause to be delivered to Buyer all of the following:

(a) A certificate of the Secretary of Seller, given on behalf of Seller and not in an individual capacity, certifying as to the resolutions of the board of directors of Seller authorizing the transfer of the Shares to Buyer (or its nominee);

(b) Duly executed transfers of the Shares in favor of Buyer, together with the share certificates (or an indemnity in respect of any lost or destroyed share certificate) relating to the Shares;

(c) A power of attorney in the agreed form in respect of the exercise of the rights attaching to the Shares pending registration of the transfer of the Shares;

(d) A counterpart of the Escrow Agreement, duly executed by Seller and the Seller Representative;

(e) The common seal (if any), statutory books and other organizational record books of each Subsidiary;

(f) The certificates contemplated by Sections 9.1, 9.2 and 9.3 duly executed by a duly authorized officer of Seller;

(g) The written resignations or other evidence of removal (by shareholder or board action) of each director and officer of the Subsidiaries specified in writing by Buyer;

(h) An opinion from Sidley Austin LLP, counsel to Seller, dated the Closing Date, in form and substance agreed to by Buyer prior to the date hereof;

(i) Certificate of PTL, in form and substance reasonably acceptable to Buyer, to the effect that PTL is not a “U.S. real property holding corporation” for purposes of Section 897 and 1445 of the Code and the regulations promulgated thereunder; and

(j) Such other documents, instruments, certificates and agreements as may be reasonably required by Buyer to consummate and give effect to the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in the disclosure schedules attached hereto (the “Schedules”), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization and Authority. Seller has been duly organized and is validly existing under the laws of England and Wales. Seller has the requisite power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized and approved by Seller’s board of directors and do not require any further authorization or consent of Seller (assuming the receipt of the Seller Shareholder Approval). This Agreement has been duly authorized, executed and delivered by Seller and is (assuming the valid authorization, execution and delivery by Buyer) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 4.2 Title to Shares. (a) Seller is the sole record and beneficial owner of the Shares to be sold and delivered to Buyer pursuant to this Agreement, free and clear of all Encumbrances, and does not own any other shares of capital stock or other equity interests in the Subsidiaries other than the Shares. The Shares represent all of the issued and outstanding shares of capital stock or equity interests in the Subsidiaries (including any convertible or exercisable securities). All of the Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights and were not issued in violation of the terms of any Contract binding upon Seller or any Subsidiary, and were issued in compliance with all applicable organization documents of Seller or any Subsidiary and all applicable securities laws and regulations. Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by Seller or any Subsidiary or to which Seller or any Subsidiary is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Shares.

(b) PTL is the sole record and beneficial owner of all the shares of capital stock or other equity interests (the “LS Shares”) in LightSource Laboratories Limited, a private limited company incorporated in England and Wales (“LightSource”), free and clear of all Encumbrances, and does not own any other shares of capital stock or other equity interests in Lightsource. The LS Shares represent all of the issued and outstanding shares of capital stock or equity interests in Lightsource (including any convertible or exercisable securities). The LS Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights and were not issued in violation of the terms of any Contract binding upon Seller or any Subsidiary, and were issued in compliance with all applicable organization documents of Seller or any Subsidiary and all applicable securities laws and regulations. Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by Seller or to which Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the LS Shares.

Section 4.3 Subsidiaries; Power and Authority.  (a) Each of the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of the Subsidiaries is duly qualified in all material respects to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary. Each of the Subsidiaries has the requisite power and authority to own or lease and operate its assets and to carry on the Business in the manner that it was conducted immediately prior to the date of this Agreement. The officers and directors of the Subsidiaries are set forth on Schedule 4.3.

(b) The authorized share capital or capital stock, as applicable, of (i) LightSource Laboratories Limited consists of 1,000 ordinary shares, par value £1.00 per share, of which 302 shares are issued and outstanding; (ii) PTL consists of 250,000,000 ordinary shares, par value 0.01p per share, of which 30,395,880 shares are issued and outstanding and (iii) Photo Therapeutics, Inc. consists of 100 shares of common stock, par value, $1.00 per share, of which 100 shares are issued and outstanding.

Section 4.4 Investments. Except for ownership of capital stock or, as the case may be, ordinary shares, of the Subsidiaries, Seller does not, directly or indirectly, own, of record or beneficially, any outstanding equity interests in any corporation, partnership, joint venture or other entity.

Section 4.5 Consents and Approvals. (a) Except as set forth in Schedule 4.5, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby (i) will contravene or violate any Requirement of Law or Court Order which is applicable to Seller or any Subsidiary, (ii) will result in a material Default under, or require the consent or approval of any party to, any Material Contract relating to the Business or its assets or by which Seller or any Subsidiary is a party or otherwise bound, or (iii) require Seller or any Subsidiary to notify or obtain any consent from any Governmental Body.

(b) The only vote or consent of holders of any class or series of shares of Seller necessary to consummate the transactions contemplated hereby is the approval of the transactions contemplated hereby by the affirmative vote of the holders of at least 75% of the outstanding ordinary shares of Seller that are entitled to vote and present, in person or by proxy, at the special meeting (the “Seller Shareholder Approval”). Prior to the date of this Agreement, Seller has duly called and given notice of a meeting of its shareholders (the “Seller Shareholders Meeting”) in the Seller Proxy Statement for the purpose of obtaining the Seller Shareholder Approval. In the Seller Proxy Statement, Seller, through its board of directors, has recommended to its shareholders that they approve the transactions contemplated hereby. The shareholders of Seller that are party to a Voting Agreement as of the date of this Agreement, hold shares of capital stock of Seller such that a quorum of the shareholders of Seller will be present, in person or by proxy, at the Seller Shareholders Meeting (in accordance with Seller’s Memorandum and Articles of Association).

Section 4.6 Financial Statements. (a) Schedule 4.6 contains (i) the audited consolidated balance sheet of Seller and the Subsidiaries as of December 31, 2007 and the audited consolidated statements of income and cash flow of Seller and the Subsidiaries for the year then ended, and the audit report of the auditors of Seller and the Subsidiaries with respect thereto, and (ii) the unaudited consolidated balance sheet of Seller and the Subsidiaries as of the Financial Statements Date and the unaudited consolidated statement of income of Seller and the Subsidiaries for the three month period then ended. Except as set forth therein and except as set forth in Schedule 4.6, such balance sheet and statements of income and cash flows have been prepared in conformity, in all material respects, with U.K. GAAP, and such balance sheets and related statements of income and cash flows present fairly in accordance with U.K. GAAP, in all material respects, the financial position and results of operations of Seller and the Subsidiaries, as of its date and for the period covered thereby, subject, in the case of the unaudited financial statements, to (i) the absence of footnote disclosure, and (ii) changes resulting from normal year end adjustments, none of which, individually or in the aggregate, are material. Except as described in Schedule 4.6, all material Liabilities of Seller and the Subsidiaries as of the Financial Statements Date required to be reflected or reserved for by U.K. GAAP on a consolidated balance sheet of Seller and the Subsidiaries as of the Financial Statements Date are reflected or reserved in the balance sheet of Seller and the Subsidiaries as of the Financial Statements Date contained in Schedule 4.6.

(b) Seller and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with UK GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) All Liabilities of Seller to be contributed to the Subsidiaries, in accordance with Section 6.7, are set forth on Schedule 4.6(c)

Section 4.7 Operations Since Financial Statements Date. Except as set forth on Schedule 4.7, since the Financial Statements Date, Seller and the Subsidiaries have conducted the Business only in the ordinary course and there has not been with respect to the Business or Seller and the Subsidiaries:

(a) any change that has had or is reasonably likely to have a Material Adverse Effect;

(b) except as has occurred in the ordinary course of business and consistent as to timing and amount with past practices or as pursuant to applicable Requirements of Law or the terms of any Benefit Plan: (i) any increase in the compensation payable or to become payable to or for the benefit of any of its employees; (ii) any increased security or tenure of employment with respect to any of its employees; (iii) any increase in the amount payable to any of its employees upon the termination of such persons’ employment; or (iv) any increase, augmentation or improvement in benefits granted to or for the benefit of its employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement;

(c) any sale, assignment or transfer of material assets, or any additions to or transactions involving any material assets;

(d) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

(e) any distributions or payments to any Affiliate of Seller or any Subsidiary;

(f) any capital expenditure involving in any individual case more than $100,000 (or the equivalent thereof in any other currency);

(g) any declaration or payment of any dividend or other distribution on the capital stock of Seller; or

(h) any incurrence of any debts for money borrowed.

Section 4.8 Taxes. Except as set forth on Schedule 4.8, (a) Seller and each Subsidiary have filed all material Tax Returns required to have been filed on or before the date hereof with respect to Seller or the Subsidiaries and such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (b) all Taxes owed by Seller and each Subsidiary (whether or not shown on any Tax Return) have been timely paid; (c) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending; (d) all Tax deficiencies asserted in writing or Tax assessments made in writing as a result of any examination of the Tax Returns referred to in clause (a) by a taxing authority have been paid in full; (e) to the Knowledge of Seller, there is no current or threatened investigation of Seller or any of the Subsidiaries with respect to the Tax liability of any of them in any jurisdiction; (f) the Subsidiaries have, in accordance with U.K. GAAP or U.S. GAAP, as the case may be, provided for, in their books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable; (g) to the Knowledge of Seller, no claim has ever been made by a taxing authority in a jurisdiction other than that in which Seller or the relevant Subsidiary is incorporated that Seller or the relevant Subsidiary is or may be subject to taxation by that jurisdiction; (h) there are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or the Subsidiaries; (i) all material related party transactions involving Seller, and any of its Subsidiaries or Affiliates, have been on terms commensurate with arm’s length terms; (j) neither Seller nor any of its Subsidiaries has entered into any transaction that is or would be under the Code either a “listed transaction” or one that Seller believes in good faith is a “reportable transaction” (each as defined in Treas. Reg. § 1.6011-4) and (k) all documents in the possession of any Subsidiary and which any Subsidiary may need (as determined by Seller acting reasonably) to enforce, defend or produce in a Court of England or Wales, or to present to a UK tax authority, and which are subject to stamp duty have been duly stamped.

Section 4.9 Governmental Permits. Seller and the Subsidiaries own, hold or possess all material licenses, franchises, permits, privileges, immunities, approvals and other material authorizations from a Governmental Body that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct the Business and to manufacture and sell the Products, each as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”). Each of Seller and the Subsidiaries has complied in all material respects with all terms and conditions of the Governmental Permits and is not in material Default, nor since January 1, 2005 has it received any written notice of, any claim of material Default with respect to the Governmental Permits.

Section 4.10 Real Property. Neither Seller nor any of the Subsidiaries owns any real or freehold property or holds any option to acquire any real or freehold property. Schedule 4.10 sets forth the leasehold interests held by Seller and the Subsidiaries. Neither Seller nor any of the Subsidiaries is in material Default under any such lease, nor has Seller or any of the Subsidiaries received notice of any Default under any such lease. Seller has paid all rents and other material charges to the extent due and payable under each lease. There are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than Seller or the Subsidiaries any right to the possession, use, occupancy or enjoyment of any real property leased by Seller or the Subsidiaries or any portion thereof.

Section 4.11 Intellectual Property. (a) Seller and the Subsidiaries either: (i) own the entire right, title and interest in and to the Intellectual Property that is necessary in the conduct of the business as currently conducted, free and clear of any Encumbrance or (ii) have a valid contractual right or license to use all Intellectual Property that is necessary in the conduct of the Business.

(b) Schedule 4.11(b) sets forth a true, complete and accurate list of (i) all Owned Intellectual Property, including the name of the entity that owns each item scheduled, and (ii) all agreements pursuant to which Seller or any Subsidiaries license any Owned Intellectual Property or Business Intellectual Property.

(c) (i) All Owned Intellectual Property and Business Intellectual Property are in force or pending and in good standing and, to the Knowledge of Seller, all Owned Intellectual Property and Business Intellectual Property are valid, all without challenge of any kind and (ii)  Seller and the Subsidiaries have the sole right to bring actions for infringement or unauthorized use of the Owned Intellectual Property.

(d) To the Knowledge of Seller, as of the date of this Agreement, (i) no infringement, misappropriation or other violation by Seller or the Subsidiaries of any Copyrights, Patent Rights, Trademarks, Trade Secrets and Software of any other Person has occurred or resulted in any way from the conduct of the Business, and (ii) except as set forth in Schedule 4.11(d)(ii), no written notice of a claim of any infringement of any Copyrights, Patent Rights, Trademarks and Trade Secrets of any other Person has been made or asserted to Seller or the Subsidiaries in respect of the conduct of the Business.

(e) No proceedings are pending or, to the Knowledge of Seller, threatened against Seller or the Subsidiaries which challenge the validity or ownership of any Owned Intellectual Property. To the Knowledge of the Seller, there are no proceedings pending or threatened against Seller or the Subsidiaries which challenge the validity, ownership or the Seller’s or the Subsidiaries’ use of Intellectual Property that Seller or the Subsidiaries are licensed to use in the conduct of the Business.

(f) To the Knowledge of Seller, Schedule 4.11(f) sets forth a true, complete and accurate list of all Third Parties who infringe, misappropriate or otherwise violate Owned Intellectual Property or Business Intellectual Property, including information reflecting which Third Parties have been contacted by Seller and the Subsidiaries regarding such infringements.

(g) Schedule 4.11(g) sets forth a true, complete and accurate list of all Third Parties who have provided written notice of Copyrights, Patent Rights, Trademarks, Trade Secrets and Software to Seller and the Subsidiaries.

(h) Seller and the Subsidiaries have taken commercially reasonable precautions in all material respects to protect material Owned Intellectual Property and the Seller’s or the Subsidiaries’ use of Business Intellectual Property in accordance with industry practices.

(i) Except as set forth in Schedule 4.11(i), each Key Intellectual Property Employee of Seller or the Subsidiaries has entered into a confidentiality and intellectual property assignment agreement, in the form provided to Buyer prior to the date hereof.

Section 4.12 Title to Property. Except for assets disposed of in the ordinary course of business: (a) as of the date hereof Seller and the Subsidiaries have valid title to each item of equipment and other tangible personal property reflected on the Financial Statements as owned by Seller and the Subsidiaries, free and clear of all Encumbrances, except for Permitted Encumbrances; and (b) as of the Closing Date, the Subsidiaries will have valid title to each item of equipment and other tangible personal property reflected on the Financial Statements as owned by Seller and the Subsidiaries, free and clear of all Encumbrances, except for Permitted Encumbrances. All assets of Seller which are necessary for the conduct of the Business and required to be contributed to the Subsidiaries, in accordance with Section 6.7, are set forth on Schedule 4.12. At the Closing, the assets of the Subsidiaries will be sufficient for the conduct and operation of the Business, as currently conducted, by Buyer following the Closing, in all material respects in the same manner as conducted and operated by Seller or the Subsidiaries on or prior to the Closing Date. Except pursuant to leases described on any Schedule hereto: (a) as of the date hereof, no Person other than Seller and the Subsidiaries owns any material item of equipment and other tangible personal property situated on the facilities used by Seller and the Subsidiaries in the Business (other than immaterial items of personal property owned by Seller’s and the Subsidiaries’ employees) which are necessary to the operation of the Business; and (b) as of the Closing Date, no Person other than the Subsidiaries will own any material item of equipment and other tangible personal property situated on the facilities used by Seller and the Subsidiaries in the Business (other than immaterial items of personal property owned by Seller’s and the Subsidiaries’ employees) which are necessary to the operation of the Business.

Section 4.13 No Violation, Litigation or Regulatory Action.

(a) Seller and the Subsidiaries have complied in all material respects with all applicable Requirements of Law and Court Orders and all Court Orders to which Seller or any Subsidiary is a party are listed on Schedule 4.13.

(b) Seller and the Subsidiaries have made all material filings or notifications required to be made by them under any Requirements of Law and Court Orders applicable to the Business, Seller or any Subsidiary, or Seller’s or the Subsidiaries’ assets.

(c) There are no material lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller or any of the Subsidiaries.

(d) There is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened that questions the legality of the transactions contemplated by this Agreement.

(e) Neither Seller nor any Subsidiary has otherwise taken any action that would cause Seller or any Subsidiary to be in violation in any material respect of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, the Anti-Kickback Act of 1986 (“Anti-Kickback Act”), laws restricting the payment of contingent fee arrangements, or any applicable Requirements of Laws of similar effect. There is no material charge, proceeding or, to the Knowledge of Seller, investigation by any Governmental Body with respect to a violation of the FCPA or Anti-Kickback Act that is now pending or, to the Knowledge of Seller, has been asserted or threatened with respect to Seller or any Subsidiary.

Section 4.14 Contracts. (a) Schedule 4.14 lists all of the following Contracts (collectively, the “Material Contracts”):

(i) each Contract or group of related Contracts under which Seller or any Subsidiary has agreed to provide products or services and which contain a commitment on the part of any Person or Persons to make future payments during any twelve (12) month period to Seller or any Subsidiary for such services in an aggregate amount in excess of $100,000 (or the equivalent thereof in any other currency);

(ii) each collective bargaining agreement or Contract with any labor union;

(iii) each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance (other than Permitted Encumbrances) on any portion of the assets of Seller or any Subsidiary;

(iv) each guaranty by Seller or any Subsidiary of any obligation for borrowed money or other guaranty of an obligation or liability of a third party;

(v) each Contract or group of related Contracts with the same party under which Seller or any Subsidiary has agreed to purchase products or services and which contain a commitment on the part of Seller or any Subsidiary to make future payments to any Person or Persons for such services in an aggregate amount in excess of $100,000 (or the equivalent thereof in any other currency);

(vi) each Contract that restricts the ability of Seller or any Subsidiary to conduct any business anywhere in the world, including any arrangement that (A) purports to restrict or impair the right of Seller or any Subsidiary to compete with any Person or solicit or hire any Person for employment (other than mutual non-solicitation covenants contained in agreements with customers or subcontractors entered into in the ordinary course of business), or (B) includes covenants restricting the development, marketing or distribution of the products or services of Seller or any Subsidiary;

(vii) each Contract that establishes a partnership, joint venture or other similar arrangement;

(viii) any Contract that is an exclusive dealing, requirements or take-or-pay contract or pursuant to which Seller or any Subsidiary has granted, or agreed to grant, to another Person exclusive rights with respect to any goods or services, items of the Owned Intellectual Property or Business Intellectual Property, or territory or pursuant to which Seller or any Subsidiary has granted, or agreed to grant, any customer right to “most favored nation” pricing terms;

(ix) any Contract that provides for the sale or lease of any assets of Seller or any Subsidiary with a book value in excess of $100,000 (or the equivalent thereof in any other currency);

(x) any other material Contract that is otherwise not required to be listed in this Schedule 4.14 and is not cancelable by Seller or any Subsidiary (without penalty, cost or other liability) upon thirty (30) days’ notice.

(b) Neither Seller nor any of the Subsidiaries is in material Default under any Material Contract and, to the Knowledge of Seller, no other Person that is party to any Material Contract is in Default under such Material Contract. Each Material Contract constitutes a legal, valid and binding obligation of Seller or the Subsidiary, as applicable, and to the Knowledge of Seller, each other Person that is party to any Material Contract, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 4.15 Environmental Compliance. Except as disclosed on Schedule 4.15 and except as would not reasonably be expected to result in a material Liability to Seller or the Subsidiaries, with respect to Seller, the Subsidiaries and the Business, there are and have been: (a) to the Knowledge of Seller, no releases of Hazardous Materials at or from any property during the period it was owned or leased by Seller or any Subsidiary, (b) to the Knowledge of Seller, no judicial or administrative proceedings, order, judgment, decree or settlement alleging or addressing a violation of or liability under any applicable Environmental Law by Seller or the Subsidiaries, (c) no underground storage tanks owned by Seller, or located at any facility owned or operated by Seller or any Subsidiary, (d) to the Knowledge of Seller, no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property now owned, operated, leased or otherwise used by Seller or any Subsidiary, (e) no requests received by Seller or any Subsidiary under any of the applicable Environmental Laws for information relating to any of the property now or at any time owned, operated, leased or otherwise used by Seller, (f) no unsatisfied financial assurance or closure requirements under the applicable Environmental Laws pertaining to any property on account of Seller’s or any Subsidiary’s use or ownership of such property, (g) to the Knowledge of Seller, no contaminant levels resulting from any releases of Hazardous Materials at or from the properties now owned, operated, leased or otherwise used by Seller or any Subsidiary that do not meet applicable remediation standards under applicable Environmental Law, (h) in relation to real property situated in the United States of America, to the Knowledge of Seller, no properties owned, operated, leased or otherwise used by Seller or any Subsidiary that are now or have in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or the CERCLA Information System, (i) to the Knowledge of Seller, no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now used by Seller or any Subsidiary, (j) to the Knowledge of Seller, no information provided by or to any applicable governmental authority of any actual, threatened or suspected releases of Hazardous Materials at or from the properties now owned, operated, leased or otherwise used by Seller or any Subsidiary, or, in respect of Seller properties, any violation of an Environmental Permit, term or other requirement of applicable Environmental Laws and (k) no liability under applicable Environmental Laws with respect to the cleanup or investigation at any facility or property owned, operated, leased or otherwise used by Seller or any Subsidiary resulting from the disposal or treatment (with a transporter or otherwise) of Hazardous Materials by Seller. This Section 4.15 contains the sole representations and warranties made by Seller with respect to applicable Environmental Laws or any other Environmental Matter, and no representation or warranty as to Environmental Laws or any other Environmental Matter is intended, or shall be implied, from any of the other provisions in this Agreement.

Section 4.16 Employee Relations and Agreements. (a) Schedule 4.16(a) contains a materially accurate and complete list of all Benefit Plans and Seller and the Subsidiaries have no current liability, directly or indirectly as a result of an ERISA Affiliate, with respect to any other benefit plan or arrangement and have no commitment or obligation to establish any other benefit plan or arrangement. Seller and the Subsidiaries have made available to Buyer copies of all material documents (including, as applicable, material employment agreements to which Seller or the Subsidiaries are party, the most recent plan document, all plan amendments, the most recent summary plan description and the most recent determination or opinion letter from any Governmental Body) embodying the Benefit Plans. Other than Seller and the Subsidiaries, there are no other ERISA Affiliates.

(b) Schedule 4.16(b) lists each of the officers, directors, consultants and employees employed or engaged by Seller or the Subsidiaries and the aggregate base salary paid by Seller or each of the Subsidiaries to officers, directors, consultants and employees. Seller and the Subsidiaries have made available to Buyer true and correct copies of the standard terms and conditions of employment applicable to employees in the United Kingdom of Seller and the Subsidiaries. Seller and the Subsidiaries have made available to Buyer copies of the terms and conditions of employment applicable to Key Employees and the offer letters with respect to employees of Seller or the Subsidiaries in the United States, including, in each case, the terms and conditions of any bonus opportunities or commissions applicable to such Key Employee or employee. Except as set forth on Schedule 4.16(b), all employees of Seller and the Subsidiaries as of the date hereof may be terminated by not more than three months’ contractual notice of termination and without payment of damages or compensation (other than a statutory redundancy payment).

(c) As of the date hereof: (i) no employees of Seller or any Subsidiary are represented by a labor union or organization, (ii) no labor union or organization has been certified or recognized as a representative of any employee of Seller or any Subsidiary, (iii) there are no pending or, to the Knowledge of Seller, threatened representation campaigns, elections or proceedings concerning union representation involving any employees of Seller or any Subsidiary and (iv) other than in the ordinary course of business with respect to the Benefit Plans, there are no claims, demands, arbitrations or material grievances pending or, to the Knowledge of Seller, threatened, between any of Seller and the Subsidiaries, on the one hand, and any of their respective employees or any actual or claimed representative thereof, on the other hand.

(d) Except as set forth in Schedule 4.16(d), as of the date hereof, (i) there are no employees of Seller or any Subsidiary who are currently on a leave of absence which is anticipated to last more than three (3) months; (ii) Seller and the Subsidiaries have not given or received notice to terminate the employment or engagement of any employee or independent contractor as of a date following the date of this Agreement; (iii) there is no person previously employed by Seller or the Subsidiaries who now has a statutory or contractual right to return to work or be reinstated or re-engaged by the Subsidiaries; (iv) Seller and the Subsidiaries have not made any assurance or undertaking to any of their employees as to any future change to their remuneration or benefits in connection with this Agreement, (v) all contracts between Seller and the Subsidiaries and their employees in the United Kingdom materially complies with the relevant statutory requirements; (vi) no employee is currently subject to any discipline or grievance proceedings; and (vii) Seller and the Subsidiaries do not use the services of agency workers, independent contractors or “leased employees” as defined in section 414(n) of the Code (or comparable provision of any applicable Requirements of Law).

(e) Except as set forth on Schedule 4.16(e), within the period of one year ending on the date of this Agreement, Seller and the Subsidiaries have not (i) made or started implementation of any collective dismissals that are reasonably expected to require notification to any Governmental Body or notification to or consultation with any trade union, works council, staff association or other body representing employees or (ii) been a party to any transfer of a business or undertaking that is reasonably expected to require notification to or consulting with any trade union, works council, staff association or other body representing employees.

(f) No material amounts due to, or in respect of, any of the employees or any former employee of Seller or any Subsidiary other than amounts not yet due for payment, including salary, expenses to be reimbursed, holiday pay, PAYE, National Insurance, pension contributions, other levies or contributions in any jurisdiction, are in arrears or unpaid. Seller has delivered to Buyer a list of the vacation entitlement of each employee of Seller or any Subsidiary as of the Financial Statements Date (the “Vacation List”). Except as set forth on Schedule 4.16(f), other than loans under employee benefit plans or unreimbursed business expenses, neither Seller nor the Subsidiaries have made any loan or advance to any employee or any future or former director, officer or employee of Seller or the Subsidiaries which is outstanding.

(g) All Benefit Plans are in compliance with all applicable Requirements of Laws in all material respects and, if applicable, have received all required approvals from the relevant Governmental Body and have been operated in accordance with their respective terms in all material respects. There are no underfunded liabilities under or in respect of the Benefit Plans which are pension plans and subject to funding requirements, and all contributions or other payments required to be made to or in respect of the Benefit Plans prior to the date of this Agreement have been made. No action is pending, or to the Knowledge of Seller, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Seller, no fact or event exists that would reasonably be expected to give rise to any such action.

(h) None of the Benefit Plans provides for payment of “parachute payments” (as defined in section 280G(b)(2) of the Code), separation, severance, termination or similar type benefits to any Person or obligates Seller or the Subsidiaries to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of an event occurring under section 280G(b)(2)(A)(i) of the Code. Except as required by applicable Requirements of Law, none of the Benefit Plans provides for retiree medical, disability or life insurance benefits for any current or former employee, officer or director of Seller, the Subsidiaries or any Affiliate. No Benefit Plan is an “employee stock ownership plan” (as defined in section 4975(e)(7) of the Code). Neither Seller nor the Subsidiaries has declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

(i) To the Knowledge of Seller, (i) all Persons classified by the Subsidiaries as independent contractors in the United States satisfy the applicable Requirements of Law to be so classified, (ii) the Subsidiaries have fully and accurately reported their compensation on IRS Forms 1099 when required to do so, and (iii) the Subsidiaries have no obligation to provide benefits with respect to such Persons under Benefit Plans or otherwise.

(j) Each Benefit Plan that is subject to section 409A of the Code has been maintained and operated in material, good faith compliance with the proposed and/or final regulations and related guidance issued with respect to section 409A of the Code and has been, or will be prior to the Closing Date, amended to comply with section 409A of the Code and no Benefit Plan subject to section 409A of the Code triggers the imposition of penalty taxes under section 409A of the Code.

(k) To the Knowledge of Seller, there has been no prohibited transaction (within the meaning of section 406 of ERISA or section 4975 of the Code or comparable provision of any other applicable Requirements of Law) with respect to any Benefit Plan (for which an exemption does not exist under section 408 of ERISA or section 4975(d) of the Code or comparable provision of any other applicable Requirements of Law), which would reasonably be expected to result in the imposition of any material liability on such Benefit Plan, Seller or the Subsidiaries. Neither Seller nor the Subsidiaries has incurred any material liability for any penalty or tax arising under sections 4971, 4972, 4980 or 4980B of the Code (or comparable provision of any other applicable Requirements of Law), and, to the Knowledge of Seller, no fact or event exists which would reasonably be expected to give rise to any such liability.

Section 4.17 Customer and Supplier Relations. Schedule 4.17 sets forth: (a) each customer that accounted for $100,000 (or the equivalent thereof in any other currency) or more of Seller’s and the Subsidiaries’ total sales during the twelve month period ending on March 31, 2008; and (b) each supplier from which Seller or any Subsidiary purchased $100,000 (or the equivalent thereof in any other currency or more of supplies during the twelve month period ending on March 31, 2008. Since the Financial Statements Date, no customer or supplier of Seller or any Subsidiary identified on Schedule 4.17 has terminated or has given written notice to Seller or any Subsidiary prior to the date hereof of an intention or plan to terminate any of its Contracts with Seller or any Subsidiary, or reduce or change all or a substantial portion of its business relationship with Seller or any Subsidiary in any material respect.

Section 4.18 Insurance. Seller’s and the Subsidiaries’ current insurance coverage is listed on Schedule 4.18. All material insurance policies owned or held by or on behalf of Seller or any Subsidiary are reasonably believed to be adequate for the businesses engaged in by Seller and the Subsidiaries. All insurance policies maintained by Seller and the Subsidiaries are in full force and effect in all material respects and provide insurance in such amounts and against such risks as the management of Seller reasonably has determined to be prudent in accordance with industry practices or as is required by law or regulation, and all premiums due and payable thereon have been paid. Neither Seller nor any Subsidiary is in material breach or default of any of such insurance policies. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will violate or require consent under any insurance policies maintained by Seller and the Subsidiaries.

Section 4.19 Warranties and Products Liability. (a) There are no written warranties outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed by Seller or the Subsidiaries (“Products”), beyond those set forth in the standard conditions of sale or service. Each Product sold, distributed, provided, shipped or licensed by Seller or any of the Subsidiaries has been in conformity with all applicable contractual commitments and warranties in all material respects. To the Knowledge of Seller, there are no material design, manufacturing or other defects with respect to any Products. Each Product that has been sold, distributed, provided, shipped or licensed by Seller or any Subsidiary prior to Closing contains all material warnings or other disclosures required by the Requirements of Law.

(b) Seller and each of the Subsidiaries have complied in all material respects with all Requirements of Law in the manufacture, sale and distribution of its Products. Seller has not received any notice from any Governmental Body claiming that a Product is not currently in compliance with any relevant requirement of such Governmental Body.

Section 4.20 Products. (a) Since January 1, 2005, neither Seller nor any Subsidiary has received from any applicable Governmental Body a rejection letter, refusal to file letter, not approvable letter or any similar correspondence relating to any permits or licenses required for the Products (other than such letters or correspondence that relate to matters subsequently resolved to the satisfaction of such Governmental Body by the action of Seller or any Subsidiary and not by Seller’s or any Subsidiary’s abandonment of or modification to such permit or license that materially impairs the Business as currently conducted).

(b) Since January 1, 2005, neither Seller nor any Subsidiary has received any written notice from any Governmental Body claiming that a Product is not currently in compliance in any material respect with any relevant requirement of such Governmental Body.

(c) Seller has at all material times complied in all material respects with adverse event reporting requirements with respect to each Product.

Section 4.21 Information Supplied. None of the information supplied or to be supplied by Seller specifically for inclusion or incorporation by reference in the Buyer Proxy Statement or the proxy materials delivered to the shareholders of Seller (the “Seller Proxy Statement”) will at the time it is first mailed to the shareholders or stockholders of Seller or Buyer and at the time of the Seller Shareholders Meeting and the Buyer Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication by Seller with respect to the solicitation of proxies for the Seller Shareholders Meeting and the Buyer Stockholder Meeting which has become false or misleading.

Section 4.22 No Brokers. Except for the services of William Blair International, Ltd., neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. The Subsidiaries have no obligation to William Blair International, Ltd. with respect to any fee or expenses payable to it in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

Section 5.2 Authority; Approvals. (a) Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and the Escrow Agreement. The execution, delivery and performance of this Agreement and the Escrow Agreement by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and the Escrow Agreement has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) The only vote or consent of holders of any class or series of capital stock of Buyer necessary to approve and adopt this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby is the approval of the Financing, including the securities issuable in the Financing, by the affirmative vote of a majority of the shares of common stock of Buyer present in person and voting on the issue or represented by proxy and voting on the issue at the Buyer Stockholders Meeting (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal) (the “Buyer Stockholder Approval”).

Section 5.3 No Violation, Litigation or Regulatory Action. (a) As of the date of this Agreement, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries which are reasonably expected to have a material adverse effect on Buyer or the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

(b) As of the date of this Agreement, there is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement.

(c) Buyer and its subsidiaries have complied with all applicable Requirements of Law and Court Orders, other than those instances of noncompliance which would not reasonably be expected to have a material adverse effect on Buyer.

Section 5.4 Financing. Buyer has delivered to Seller a true and complete copy of the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of the date hereof to be entered into concurrently with this Agreement by and between Buyer and Perseus Partners VII, L.P. (“Perseus”), that will provide for convertible debt financing in an aggregate amount set forth therein (the “Financing”). Other than the Securities Purchase Agreement (including any agreements ancillary thereto and the related letter of intent), there are no side letters or other agreements or arrangements relating to the Financing to which Buyer or any of its Affiliates is a party. Except for the Buyer Stockholder Approval, there are no conditions precedent or other similar contractual contingencies related to the funding of the full amount of the Financing, other than as set forth in the Securities Purchase Agreement. The aggregate proceeds contemplated by Securities Purchase Agreement will be sufficient for Buyer to pay the Purchase Price, including the maximum Earnout Amount as contemplated by Article II.

Section 5.5 SEC Filings; Financial Information. (a) Buyer has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Buyer since January 1, 2007 (the “Buyer SEC Documents”). As of their respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Buyer SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Buyer included in the Buyer SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with U.S. GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

Section 5.6 Operations Since Financial Statements Date. From the date of the most recent consolidated financial statements included in the Buyer SEC Documents to the date hereof, Buyer has conducted its business only in the ordinary course and there has not been any change, effect or occurrence that has had or is reasonably likely to have a material adverse effect on Buyer.

Section 5.7 Investment Intent. Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, all applicable state securities laws.

Section 5.8 No Brokers. Except for the services of Cowen and Company, LLC, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VI
ACTIONS PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date of this Agreement and the Closing Date:

Section 6.1 Access to Information. Seller shall afford to the officers, employees and authorized representatives of Buyer (including independent public accountants, financing sources, financial advisors and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records of Seller and the Subsidiaries to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning Seller or the Subsidiaries as shall be reasonably requested; provided, however, that neither Seller nor any Subsidiary shall be required to violate any obligation of confidentiality or any Requirements of Law (including the U.K. Data Protection Act of 1998 (as amended) to which Seller or any Subsidiary is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this Section 6.1. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller or the Subsidiary.

Section 6.2 Notifications. Each of Buyer and Seller shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. From the date hereof until the Closing Date, each of Buyer and Seller shall disclose to the other in writing any material variances from their respective representations and warranties contained herein promptly upon discovery thereof. If a party fails to notify the other party under this Section 6.2, (i) such non-breaching party shall only be entitled to seek indemnification for breach of this Section 6.2 if and to the extent such non-breaching party is otherwise entitled to indemnification pursuant to Article XI for breach of a representation and warranty and the limits set forth in Article XI shall apply to any such indemnification and (ii) a failure to comply with this Section 6.2 shall not cause the failure of any condition set forth in Article IX or Article X to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Article IX or Article X to be satisfied.

Section 6.3 Consents of Third Parties; Governmental Approvals. (a) Buyer and Seller will use commercially reasonable efforts to obtain in a timely manner, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained under any Requirement of Law to consummate the transactions contemplated by this Agreement

(b) During the period prior to the Closing Date, Buyer shall act in a commercially reasonable manner, and Seller, upon the request of Buyer, shall use its commercially reasonable efforts to cooperate with Buyer, in attempting to secure any consents and approvals of any Governmental Body required to be obtained by Buyer in order to permit the consummation of the transactions contemplated by this Agreement.

(c) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur.

Section 6.4 Operations of Seller Prior to the Closing Date. From the date of this Agreement until the Closing, Seller shall (and shall cause each Subsidiary to) (i) use its commercially reasonable efforts to conduct the Business in the ordinary course; (ii) use its commercially reasonable efforts to duly comply with all Requirements of Law; (iii) maintain its corporate or entity existence in good standing in the jurisdictions of its incorporation and its due qualification in good standing in all jurisdictions in which it is so qualified; (iv) maintain all of its books and records in the usual, regular and ordinary manner on a basis consistent with past practices; (v) maintain all of the properties used or useful in the Business in good operating condition and repair (ordinary wear and tear excepted); and (vi) maintain all insurance covering the Business, employees, directors and assets in fully force and effect until 12:01 A.M. on the first day following the Closing Date with responsible companies, substantially comparable in amount, scope and coverage to that in effect on the date hereof; it being understood that Seller shall be permitted to take steps consistent with this Agreement prior to the Closing to allow it to liquidate and dissolve as soon as reasonably practicable following the Closing, including convening a meeting of its shareholders to vote upon any necessary resolutions related thereto, and Seller shall provide Buyer with a copy of the notice of any such meeting contemporaneously with such notice being provided to Seller’s shareholders. Without limiting the generality of the foregoing, from the date hereof until the Closing, Seller shall not declare or pay any cash dividends or cash distributions to its shareholders, and except as otherwise contemplated by this Agreement, required by Requirements of Law or consented to in writing by Buyer (which Buyer agrees (1) shall not be unreasonably withheld or delayed and (2) shall be deemed to have been granted if Buyer does not, within five (5) business days of a written request for a consent by Seller expressly referencing that such request is for purposes of this Section 6.4(b) and providing all of the material terms and conditions of the matter which is the subject of the request, respond to such a request), Seller shall not (and shall not permit any Subsidiary to):

(a) issue, sell or deliver any shares of share capital of any Subsidiary or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of share capital of any Subsidiary;

(b) effect any recapitalization, reclassification, share split or like change in the capitalization of any Subsidiary;

(c) amend the Memorandum and Articles of Association (or equivalent organizational or formation documents) of any Subsidiary;

(d) make any redemption or purchase of any shares of the share capital of any Subsidiary;

(e) sell, rent, lease or otherwise dispose of any of its material assets, except in the ordinary course of business consistent with past practice;

(f) except in the ordinary course of business consistent with past practice or pursuant to applicable Requirements of Law, (1) incur any indebtedness for money borrowed or lend money to any third Person, (2) make any capital expenditures or commitments for capital expenditures in excess of $100,000 (or the equivalent thereof in any other currency), (3) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (4) create or suffer to exist any material new Encumbrance, (5) enter into any employment contract, increase the rate of compensation payable or to become payable by it to any officer or any other executive employee or make any increase in the compensation or rate of compensation payable or to become payable to hourly employees or salaried employees or (6) adopt, terminate or materially amend or modify any Benefit Plan, except that Seller may make modifications to its existing equity compensation plans, or issue new equity or equity-like participation rights, so long as the Subsidiaries have no obligations with respect to such modifications or new rights;

(g) make any material Tax election (except as taken into account in the preparation of the Financial Statements or the calculation of Working Capital or elections made in accordance with Section 7.5(f), materially change any method of Tax accounting or settle any material claim for Taxes;

(h) enter into any Contract that if entered into prior to the date hereof would have been a Material Contract other than in the ordinary course consistent with past practice; or

(i) agree to do any of the foregoing.

Section 6.5 No Solicitation, Etc. Prior to the Closing:

(a) Seller shall not, and shall not permit any Subsidiary to, directly or indirectly, make, solicit, initiate, consider or encourage submission of proposals or offers from any persons relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or Shares or any equity interest in, Seller or any Subsidiary or any other similar transaction or business combination; it being understood that Seller shall be permitted to take steps consistent with this Agreement prior to the Closing to allow it to liquidate and dissolve as soon as reasonably practicable following the Closing, including convening a meeting of its shareholders to vote upon any necessary resolutions related thereto , and Seller shall provide Buyer with a copy of the notice of any such meeting contemporaneously with such notice being provided to Seller’s shareholders. Seller shall, and shall cause the Subsidiaries to cease immediately and cause to be terminated all contracts, negotiations and communications with third Persons with respect to the foregoing, if any, existing on the date hereof. Seller shall cause the financial and other advisors and representatives of them and Seller to comply with each of the covenants contained in this Section 6.5; and

(b) Seller shall not, and shall not permit the Subsidiaries to participate, directly or indirectly, in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other Person to do or seek any of the activities referred to in Section 6.5(a) hereof. Should Seller or any Subsidiary receive any proposal, inquiry or contact about the sale of the Shares or any of the other activities referred to in Section 6.5(a) hereof, Seller shall within two (2) business days give written notice thereof to Buyer and also shall promptly provide Buyer with a summary in reasonable detail of such information regarding such proposal, inquiry or contact.

Section 6.6 Contact with Customers, Suppliers and Others. Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any supplier, customer, distributor or other material business relation of Seller or any Subsidiary prior to the Closing without the prior written consent of Seller.

Section 6.7 Contribution. (a) Prior to the Closing, Seller shall contribute all of its right, title and interest in, to and under all of its assets (other than the Shares) to PTL and PTL shall assume all of the liabilities of Seller (other than the Excluded Liabilities) on an “as is, where is” basis pursuant to a contribution agreement reflecting the terms set forth in this Section 6.7. Notwithstanding the foregoing, Seller may elect, in its sole discretion, to release any or all obligations owed to it by a Subsidiary in lieu of contributing such obligations to PTL. No other consideration shall be paid for such contribution and assumption. In connection with such contribution and assumption, the parties agree and intend that the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE Regulations”) shall apply to transfer the sole employee of Seller to PTL (the “Transferred Employee”) unless such employee is employed by Buyer at the Closing. By reason of and in accordance with the TUPE Regulations the contracts of employment of the sole employee employed by Seller and all of Seller’s rights, powers, duties and liabilities in connection with such contract of employment shall transfer automatically to PTL as at the date of transfer of Seller’s assets (other than the Shares) to PTL.

(b) Notwithstanding Section 6.7(a), none of the Subsidiaries shall assume or otherwise be responsible for any of the following (collectively, the “Excluded Liabilities”):

(i) any indebtedness for borrowed money of Seller, if any and any Liabilities related thereto;

(ii) any Liabilities related to the issuance or ownership of capital stock or securities exchangeable for capital stock of Seller;

(iii) any Contract entered into in connection with the sale of, or related to the issuance or ownership of, Seller’s capital stock or securities exchangeable for capital stock of Seller, and any Liability in connection therewith;

(iv) any Liabilities of Seller or any of its officers, directors or securityholders (a) arising from this Agreement or any of the transactions and documents contemplated by this Agreement and any distributions of the proceeds of such transactions to Seller’s securityholders, arising from or related to Seller’s dissolution and plan of liquidation, arising from or related to Seller’s and its officers, directors or securityholders’ approvals, actions or omissions in connection with the foregoing, except in each case to the extent properly included in Working Capital with respect to expenses (other than Deal Expenses) incurred with respect to the foregoing; or (b) incurred as a result of any action, suit, proceeding or other claim by any officer, director or securityholder of Seller in its capacity as such against Seller, any Subsidiary, Buyer or any of their respective directors or officers, the basis for which is that Seller has entered into this Agreement or consummated the transactions contemplated hereby or consummated its dissolution and liquidation or otherwise arising out of this Agreement or the transactions contemplated hereby or such dissolution and liquidation;

(v) any Liabilities of Seller to the Seller Representative; and

(vi) any Deal Expenses, including any Deal Expenses incurred by Seller after the Closing Date.

Section 6.8 Buyer Proxy Statement; Shareholder/Stockholder Votes. (a) As promptly as practicable after execution and delivery of this Agreement but in no event later than forty-five (45) days from the date hereof, Buyer and Seller shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials relating to the Buyer Stockholders Meeting and the votes of the stockholders of Buyer with respect to the Financing and any other matters requiring approval of Buyer’s stockholders in connection therewith (“Buyer Proxy Statement”). Seller shall furnish all information about Seller and the Subsidiaries, and the Business to Buyer as may reasonably be requested in connection with the preparation of the Buyer Proxy Statement.

(b) Buyer shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Buyer Stockholders Meeting”), for the purpose of obtaining the Buyer Stockholder Approval and any other matters requiring approval of Buyer’s stockholders in connection therewith. In accordance with the terms and conditions of the Securities Purchase Agreement and, except as otherwise required by the exercise of its fiduciary duties, Buyer shall, through its board of directors, recommend to its stockholders that they approve the Financing and any other matters requiring approval of Buyer’s stockholders in connection therewith and not withdraw, modify, amend or qualify its recommendation in any manner adverse to Seller. Buyer shall include its recommendation set forth above in its proxy statements and submit proposals to approve the Financing to its stockholders at the Buyer Stockholders Meeting, for the purpose of obtaining the Buyer Stockholder Approval.

(c) Except as otherwise required by the exercise of its duties under applicable Requirements of Law, Seller shall, through its board of directors, recommend to its shareholders that they approve the transactions contemplated hereby and not withdraw, modify, amend or qualify its recommendation in any manner adverse to Buyer. Seller shall submit proposals to approve the transactions contemplated hereby to its shareholders at the Seller Shareholders Meeting, for the purpose of obtaining the Seller Shareholder Approval.

(d) Notwithstanding the foregoing, to the extent Buyer determines that no approval of its stockholders is required to consummate the transactions contemplated hereby, either because Buyer has made alternative financing arrangements not requiring a stockholder vote or otherwise, Buyer shall notify Seller and shall no longer be required hereunder to hold the Buyer Stockholders Meeting.

Section 6.9 Documentation of Trade Secrets. Seller and the Subsidiaries shall: (i) use best efforts to document or cause to be documented all Trade Secrets relating to Business Intellectual Property and Owned Intellectual Property that Buyer in good faith considers to be material (“Documentation”) in such way and within such time frames as reasonably requested by Buyer at or prior to the dissolution of Seller. Documentation shall be in all material respects current, accurate and sufficient in detail and content to identify and explain such Trade Secrets, and to allow full and proper use of such Trade Secrets by Buyer without reliance on the knowledge or memory of any individual and transfer or cause to be transferred to Buyer any and all such Documentation; (ii) use best efforts to work with Buyer and allow Buyer to have full and property use of the Trade Secrets and Documentation, including, if so requested by Buyer, providing for Seller’s and/or Subsidiaries’ personnel to attend meetings with and actively educate Buyer; and (iii) do all such other acts and things regarding the transfer of Documentation as reasonably requested by Buyer.

Section 6.10 Assignment Agreement. Seller shall use commercially reasonable efforts to cause the Key Employees to enter into a confidentiality and intellectual property assignment agreement prior to the Closing Date, in such customary form as may be mutually agreed upon by Buyer and Seller as soon as practicable following the date of this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1 Employee Matters. (a) For a period commencing on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Buyer shall take any action necessary so that (i) all employees of Seller and the Subsidiaries on the Closing Date (the “Affected Employees”) shall continue to receive base wages and salaries at rates no less favorable to such employee than the rates of wages and salaries paid by Seller or any of the Subsidiaries to such Affected Employees immediately prior to the Closing Date, and (ii) all Affected Employees who remain employed with a Subsidiary (or Buyer or one of its Affiliates) after the Closing Date shall be provided with benefits, in the aggregate, that are substantially comparable to those offered to employees of Seller or the Subsidiaries immediately prior to the Closing Date (excluding equity incentive benefit programs), subject to the terms and conditions of employment of each Affected Employee and Requirements of Law. Buyer shall grant to such Affected Employees service credit under Buyer’s employee benefit plans for eligibility, vesting, and for benefit calculation purposes for benefits where seniority increases the benefit to which an employee is entitled (but not for purposes of benefit accrual under a defined benefit or defined contribution retirement plan) equal to years of service with Seller and the Subsidiaries for such Affected Employees. In the event Buyer does not continue the Benefit Plans for the 12-month period following the Closing Date and instead causes the Affected Employees to participate in employee benefit programs sponsored or maintained by Buyer or its Affiliates, Buyer shall, to the extent permissible under its employee benefit programs, including any applicable insurance contracts: (A) waive all limitations as to preexisting condition exclusions and waiting periods with respect to Affected Employees under Buyer’s employee benefit programs (including medical, dental and disability coverage) and (B) cause Affected Employees to be credited with any amounts paid under employee benefit plans and programs maintained by any of the Subsidiaries prior to the Closing Date toward satisfaction of the applicable deductible amounts and co-payment minimums under such programs. Nothing in this Section 7.1(a) shall negate either party’s obligations or duties pursuant to the TUPE Regulations with respect to the Transferred Employee or require Buyer to put into place a replacement share option scheme.

(b) Buyer shall cause the Subsidiaries to recognize all unused vacation as of the Closing Date (in the amounts reflected in the listing of vacation entitlement of each employee of Seller or any Subsidiary, as provided by Seller to Buyer on the Closing Date, to the extent consistent with the Vacation List other than updates thereto for any additional vacation entitlement that becomes due consistent with past practice between the date hereof and the Closing Date), and for the 12-month period following the Closing Date, Buyer shall cause the Subsidiaries to provide such paid vacation, in accordance with the terms of the Subsidiaries vacation policy as in effect immediately prior to the Closing Date. Thereafter, the Affected Employees shall be permitted to take accrued vacation, subject to the terms of Buyer’s vacation policy and vacation shall be subject in all respects to the terms of Buyer’s vacation policy, as then in effect, and the prior service crediting provided in Section 7.1(a), subject to the terms and conditions of employment of each Affected Employee and Requirements of Law. Buyer shall cause the Subsidiaries to recognize the bonus programs for Affected Employees existing as of the Closing Date and to pay to the Affected Employees the bonuses they have accrued under such programs at the end of the bonus determination period, or earlier if so determined by Buyer and permitted under the applicable Requirements of Law.

(c) Notwithstanding anything to the contrary in this Agreement, subject to the terms and conditions of employment of each Affected Employee and Requirements of Law, the Parties expressly acknowledge and agree that (i) this Agreement is not intended to create a Contract between Buyer, Seller, any Subsidiary, or any of their ERISA Affiliates on the one hand and any United States Affected Employee, and no United States Affected Employee may rely on this Agreement as the basis for any breach of contract claim against Buyer, Seller, any Subsidiary, or any of their ERISA Affiliates; (ii) any Affected Employee who is employed by the Subsidiaries (or Buyer or one of its Affiliates) on or after the Closing Date in the United States shall be an at-will employee, who shall be subject to the Subsidiaries’ (or Buyer or one of its Affiliates) policies and procedures; (iii) nothing in this Agreement shall be deemed or construed to require Buyer, any Subsidiary, or any of their ERISA Affiliates to continue to employ any particular employee of Seller, the Subsidiaries, or their ERISA Affiliates for any period either prior to or after Closing; (iv) nothing in this Agreement shall be deemed or construed to limit the Subsidiaries’ (or Buyer’s or one of its Affiliates’) right to terminate the employment of any Affected Employee after Closing; and (v) nothing in this Agreement shall modify or amend any Benefit Plan or other agreement, plan, program or document (save for any right to participate in any Seller employee share option plan). Notwithstanding anything contained in this Section 7.1(c), nothing shall restrict, limit or otherwise alter the rights of the Affected Employees under any employment agreement with Buyer, Seller, any Subsidiary, or any of their ERISA Affiliates.

Section 7.2 Securities Law Legends. Buyer agrees and understands that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state or foreign jurisdiction and that the Shares may be sold or disposed of only in one or more transactions registered under the Securities Act and all applicable securities laws or as to which an exemption from the registration requirements of the Securities Act and all applicable securities laws is available. Buyer acknowledges and agrees that no person has any right to require Seller to cause the registration of any of the Shares. The certificates representing the Shares shall contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD IN COMPLIANCE WITH THE ACT AND SUCH LAWS.

Section 7.3 Indemnification of Directors and Officers. For a period of six years after the Closing Date, Buyer shall cause the Subsidiaries to indemnify and hold harmless each present and former director or officer of any Subsidiary to the fullest extent allowed by applicable law or under the Subsidiaries Memorandum and Articles of Association or Certificate of Incorporation (or equivalent organizational or formation documents) in respect of acts or omissions arising out of such director’s or officer’s service as a director or officer of a Subsidiary occurring at or prior to the Closing Date; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

Section 7.4 Financing Efforts. (a) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Securities Purchase Agreement, including using commercially reasonable efforts to (i) maintain in effect the Securities Purchase Agreement and enforce its rights thereunder, (ii) satisfy on a timely basis all conditions applicable to Buyer to obtaining the Financing set forth therein and (iii) consummate the Financing at or prior to Closing. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Securities Purchase Agreement, including because the Buyer Stockholder Approval is not obtained at a meeting of Buyer’s stockholders convened to approve the Financing, Buyer shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the business day prior to the Outside Date. Buyer shall give Seller prompt notice of any material breach by any party other than Buyer to the Securities Purchase Agreement of which Buyer becomes aware, or if Buyer receives written notice from Perseus of a material breach by Buyer of the Securities Purchase Agreement, or any termination of the Securities Purchase Agreement. Buyer shall keep Seller informed on a reasonably current basis of the status of the Financing and provide copies of all material documents related to the Financing to Seller.

(b) Seller and each Subsidiary shall each use its commercially reasonable efforts to take such actions as reasonably requested by Buyer in connection with the Financing

Section 7.5 Tax Matters.

(a) Straddle Period Taxes. For purposes of this Agreement, the amount of Taxes attributable to the Pre-Closing Tax Period of any Straddle Period shall be determined based on an interim closing of the books as of the close of the Closing Date, except that the amount of any such Taxes that are imposed on a periodic basis shall be determined by reference to the relative number of days in the Pre-Closing Tax Period of such Straddle Period.

(b) Tax Returns. (i) Seller (or, if applicable, the Seller Representative) shall be responsible for the timely filing of all Tax Returns required to be filed by Seller or any of the Subsidiaries on or prior to the Closing Date. Seller shall file such Tax Returns in a manner consistent with past practices to the extent consistent with applicable laws.

(ii) Buyer shall be responsible for the timely filing of all Tax Returns required to be filed by the Subsidiaries after the Closing Date, other than those Tax Returns which Seller is required to file pursuant to Section 7.5(b)(i), and with respect to any such Tax Returns for a Pre-Closing Tax Period or Straddle Period, Buyer must obtain the consent and approval of Seller or, if applicable, the Seller Representative, which consent and approval shall not be unreasonably withheld or delayed and shall be deemed made if objection to such Tax Returns has not been received by Buyer within 15 Business Days of receipt by Seller of such Tax Returns.

(c) Tax Refunds. Seller shall be entitled to any refunds (including any interest received thereon) in respect of any Taxes of the Subsidiaries relating to the Pre-Closing Tax Period, except to the extent that any such refund is reflected as a current asset on the calculation of Working Capital. In the event Buyer receives any such refund to which Seller is entitled, Buyer shall cause such refund to be paid as directed by the Seller Representative within 15 days following the receipt of such refund.

(d) Transfer Taxes. Notwithstanding anything herein to the contrary, Buyer shall pay, and agrees to indemnify and hold harmless each Seller Group Member from and against, any and all real property transfer Taxes, sales Taxes, use Taxes, stock transfer Taxes, or other similar Taxes imposed on the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, any stamp duty, stamp duty reserve tax or other stamp taxes (including interest and penalties) payable in respect of the transactions contemplated by this Agreement shall be borne by Buyer; provided that nothing set forth in this Section 7.5(d) shall impose any obligation or Liability on Buyer with respect to income Taxes of any Seller Group Member for any Pre-Closing Tax Period.

(e) US Tax Elections. (i) The parties hereto acknowledge that Buyer may make the election pursuant to Section 338(g) of the Code (or any similar election under any applicable US state or local income Tax law) with respect to the purchase of the Shares of all or any of the Subsidiaries (collectively, the “Section 338 Election”). Within fifteen (15) days of making the Section 338 Election, Buyer shall provide the Seller Representative with written notice of the Section 338 Election.

(ii) Seller, Buyer, and the Subsidiaries agree that the Purchase Price and the Liabilities of each Subsidiary (plus all other relevant items) will be allocated to the assets of each Subsidiary to the extent the Section 338 Election is made with respect to such Subsidiary for all U.S. purposes (including Tax and financial accounting purposes) in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder, as determined by a third-party appraisal performed prior to the Closing Date (at Buyer’s sole expense) and utilizing the fair market value principles set forth in Schedule 7.5 attached hereto, prepared by Buyer. Seller, Buyer and the Subsidiaries shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with this Section 7.5.

(iii) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and Section 338 Taxes.

(f) Degrouping Election. (i) Prior to Closing, or, in any event within six months of the Closing, Seller shall, at its own cost, enter into such valid elections pursuant to section 179A TCGA and/or paragraph 66 of Schedule 29 to the Finance Act 2002 (as appropriate), so far as is permitted by law, with the relevant Subsidiary, in respect of the whole of any chargeable gain or any assessable income which is treated as accruing to any Subsidiary pursuant to section 179(3) TCGA and/or paragraph 58 of Schedule 29 to the Finance Act 2002 related to the actions of Seller pursuant to Section 6.7(a) of this Agreement (each such election being the “Degrouping Election”) as will result in the whole of such chargeable gain or assessable income (if any) being treated as accruing to Seller.

(ii) Seller shall not revoke, withdraw or otherwise amend any Degrouping Election made pursuant to this Section 7.5 except if required by law or following a written request by Buyer.

(g) Continuation of Trading. Buyer shall cause the Subsidiaries to continue their trading activities in the ordinary course substantially consistent with past practice for a period of not less than one (1) business day following the Closing Date.

Section 7.6 Power of Attorney and Declaration of Trust. At and following the Closing:

(a) in order to secure Buyer’s interests under this Agreement, Seller hereby irrevocably appoints Buyer to be its attorney pending Buyer’s registration as a member of the Subsidiaries (at which time the power granted hereunder will expire and be of no further effect) with power on that Seller’s behalf to execute and deliver all deeds and documents and to do all acts and things and exercise all rights which Buyer would be entitled to execute, deliver and do and exercise if Buyer was registered as the holder of the Shares with power to sub-delegate this power and power to appoint a substitute attorney in addition to Buyer. Further, Seller hereby irrevocably declares and acknowledges that for the period starting from the Closing Date and ending when Buyer is registered as a member of the Subsidiaries, they shall on a joint and several basis, hold the Shares on bare trust for the benefit of Buyer, who shall be the sole beneficial owner thereof.

(b) Seller agrees that for so long as any of the Shares remain registered in its name it will:

(i) not exercise any of its rights as a member of record of any Subsidiary or appoint any other person to exercise such rights;

(ii) hold on trust for and pay or deliver to Buyer any distributions or notices, documents or other communications which may be received after the date of this deed by that Seller in its capacity as a member of record of any Subsidiary from such Subsidiary or any third party; and

(iii) on request by Buyer ratify all documents executed and acts done by Buyer as its attorney for the purpose of this Section 7.6.

Section 7.7 Delegation of Buyer Subsidiary or Affiliate. Seller acknowledges that Buyer may designate one or more subsidiaries or Affiliates to acquire the Shares at the Closing; it being understood that such assignment shall not relieve Buyer of any of its obligations hereunder.

Section 7.8 Datasite. Seller acknowledges that effective as of the date prior to the date hereof, no additional documentation or filings has been posted on that certain Internet-based datasite administered by IntraLinks, Inc. designed to provide access to Buyer to documents and information relating to Seller and the Subsidiaries. Seller acknowledges that such datasite shall continue to be maintained, and Buyer continue to have access to the datasite, until the Closing Date.

ARTICLE VIII
POST-CLOSING COVENANTS

Section 8.1 Covenant Not to Compete. Seller shall not, and shall cause each of its Affiliates that it controls not to, at any time within the 24-month period following the Closing Date, directly or indirectly, engage in, or have any interest on behalf of itself or others in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages in, anywhere in the world any of those business activities in which Seller or any Subsidiary has been engaged in the last 12 months, including information technology management consulting services. In the event of lawsuits, claims, suits, proceedings or investigations pending involving this Agreement, if a court of competent jurisdiction determines that the scope of this Section 8.1 is too broad in any respect, then the scope shall be deemed to be reduced or narrowed to such scope as is found lawful and reasonable by such court. Seller acknowledges, however, that this Section 8.1 has been negotiated by the parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to Seller and the Business.

Section 8.2 Confidential Information. For an indefinite period after the Closing, Seller shall not divulge, communicate or use in any way, any confidential information, including any formula, pattern, list, compilation, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, of the Business.

Section 8.3 Nonsolicitation. Seller agrees, for the 24-month period following the Closing Date, not to directly or indirectly, call on or solicit for the purpose of selling the services offered by Seller or any Subsidiary during the 12-month period prior to the Closing Date, or divert or take away from any Subsidiary (including, by divulging to any competitor or potential competitor of the Business the name of), any Person, who or which at the Closing Date was, or at any time during the 12-month period prior to the Closing Date had been, a customer of Seller or any Subsidiary or whose identity is known to Seller at the Closing Date as one whom Seller or any Subsidiary had intended to solicit within the succeeding year. Nothing contained in this Section 8.3 shall be deemed to limit or impair, or be limited or impaired by, any other provision of this Agreement.

Section 8.4 Hiring of Employees. During the 24-month period following the Closing Date, Seller shall not (directly or indirectly) solicit for employment, or hire or offer employment to, (a) any employee of Seller or any Subsidiary whose employment is continued by Buyer (or one of its Affiliates, including the Subsidiaries) after the Closing Date unless Buyer (or its relevant Affiliate) first terminates the employment of such employee, or (b) any person not employed by Seller or the Subsidiaries on the Closing Date who at any time during the 180 day period prior to the Closing was an employee of Seller or any Subsidiary. Nothing contained in this Section 8.4 shall affect or be deemed to affect in any manner any other provision of this Agreement.

Section 8.5 Equitable Relief. In the event of any breach or threatened breach by either Party of any provision of this Article VIII, the other Parties shall be entitled to injunctive or other equitable relief to enforce the respective obligations under this Article VIII. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 9.1 No Misrepresentation or Breach of Covenants and Warranties. There shall not have been any material breach by Seller in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Seller contained in this Agreement other than those contained in the Fundamental Representations, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualifications, shall be true and correct on the Closing Date as though made on and as of the Closing Date (except to the extent that they expressly relate to an earlier date, which shall be true and correct on that date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by this Agreement and other than breaches of representations and warranties which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect; each of the representations and warranties of Seller contained in the Fundamental Representations, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualifications, shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date (except to the extent that they expressly relate to an earlier date, which shall be true and correct on that date); and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed by a duly authorized officer of Seller.

Section 9.2 Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect, and there shall be no conditions existing or, to the Knowledge of Seller, threatened, which might be reasonably expected to have a Material Adverse Effect in the future, and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed by a duly authorized officer of Seller.

Section 9.3 Closing Actions. Since the date of this Agreement, there shall be no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller or any of the Subsidiaries that are reasonably likely to (i) result in a Liability to the Subsidiaries at any time in excess of $3,000,000, (ii) result in a reduction in annual gross sales of the Business in an amount equal to or greater than 20% of annual gross sales of the Business for the fiscal year ended December 31, 2007, or (iii) materially impair the right to use or the ownership of the Owned Intellectual Property or Business Intellectual Property. There shall have been delivered to Buyer a certificate to the effect of the matters set forth in this Section 9.3, dated the Closing Date, signed by a duly authorized officer of Seller.

Section 9.4 Seller Shareholder Approval. The Seller Shareholder Approval shall have been obtained.

Section 9.5 Buyer Stockholder Approval. The Buyer Stockholder Approval shall have been obtained; it being understood that this condition shall no longer be applicable if (i) alternative financing is obtained and the Parties determine that the Buyer Stockholder Approval is no longer required as a condition to the consummation of the transactions contemplated hereby; or (ii) Buyer determines that the Buyer Stockholder Approval is no longer required to be obtained in connection with the consummation of the transactions contemplated hereby.

Section 9.6 No Restraint or Action. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby. No action shall be pending or threatened before any court or other Governmental Body (a) seeking to prevent consummation of the transactions contemplated by this Agreement, (b) seeking to impose any material limitation on the right of Buyer to own the Shares and to control the Subsidiaries or (c) seeking to restrain or prohibit Buyer’s ownership or operation of all or any material portion of the Business or the assets of the Subsidiaries, in each case, that has a reasonable success on the merits.

Section 9.7 Governmental Approvals. Buyer shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Law.

Section 9.8 Opinions. Buyer shall have received opinion(s) from Sidley Austin LLP, counsel to Seller, dated the Closing Date, in form and substance agreed to by Buyer prior to the date hereof.

ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 10.1 No Misrepresentation or Breach of Covenants and Warranties. There shall not have been any breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Buyer contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or similar standard or qualifications, shall be true and correct on the Closing Date as though made on and as of the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement and other than breaches of representations and warranties which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer or on Buyer’s ability to consummate the transactions contemplated hereby; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed by a duly authorized officer of Buyer.

Section 10.2 Material Adverse Effect. Since the date of this Agreement, there shall have been no material adverse effect on Buyer, and there shall be no conditions existing or, to the Knowledge of Buyer, threatened, which might be reasonably expected to have a material adverse effect on Buyer in the future, and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed by a duly authorized officer of Buyer.

Section 10.3 Seller Shareholder Approval. The Seller Shareholder Approval shall have been obtained.

Section 10.4 Buyer Stockholder Approval. The Buyer Stockholder Approval shall have been obtained; it being understood that this condition shall no longer be applicable if alternative financing is obtained and the Parties determine that the Buyer Stockholder Approval is no longer required as a condition to the consummation of the transactions contemplated hereby.

Section 10.5 No Restraint or Action. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby. No action shall be pending or threatened before any court or other Governmental Body (a) seeking to prevent consummation of the transactions contemplated by this Agreement, (b) seeking to impose any material limitation on the right of Buyer to own the Shares and to control the Subsidiaries or (c) seeking to restrain or prohibit Buyer’s ownership or operation of all or any material portion of the Business or the assets of the Subsidiaries, in each case, that has a reasonable success on the merits.

Section 10.6 Governmental Approvals. Seller shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Law.

Section 10.7 Opinions. Seller shall have received opinion(s) from Morgan, Lewis & Bockius LLP, counsel to Buyer, dated the Closing Date, in form and substance agreed to by Seller prior to the date hereof.

ARTICLE XI
INDEMNIFICATION

Section 11.1 Indemnification by Seller.  (a)  From and after the Closing, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Seller contained in Article IV of this Agreement;

(ii) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement;

(iii) any Liabilities of Seller to any holder of equity interests (including any convertible or exercisable securities) in Seller;

(iv) any Liability or obligation which relates to, or which involves any claim based on a design defect, manufacturing defect, failure to warn, or other product liability claim related to production, sale, distribution, marketing or placing in a “chain of supply” to the Products, to extent that such liability or obligation relates to or arises out of any activity occurring, condition existing, omission to act or other matter existing prior to or at the Closing (except to the extent reflected as a current liability on the calculation of Final Working Capital);

(v) any Excluded Liability;

(vi) any Tax (other than Section 338 Taxes) imposed on or relating to Seller or any of its Subsidiaries with respect to (except to the extent reflected as a current liability on the calculation of Final Working Capital):

(A) any Pre-Closing Tax Period;

(B) any affiliated group of corporations of which Seller or any of its Subsidiaries (or any predecessor) is or was a member pursuant to Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law); and

(C) the status of Seller or any of its Subsidiaries as a transferee or successor, or an obligation to pay the Taxes of another Person by contract, or otherwise.

(vii) the matters disclosed on Schedule 11.1.

provided, however, that Seller shall be required to indemnify and hold harmless the Buyer Group Members only to the extent that:

(A) the aggregate amount of such Losses and Expenses under Sections 11.1(a)(i) and (iv) exceeds $100,000 (it being understood that such $100,000 shall be a deductible for which Seller shall bear no indemnification responsibility); and

(B) the aggregate amount required to be paid by Seller pursuant to Section 11.1(a) shall not exceed the Total Indemnity Amount, and in no event shall Seller be obligated to provide indemnification in excess of the funds held in the Escrow Account from time to time.

(b) The indemnification provided for in Section 11.1(a) shall terminate on the date that is eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Seller shall continue as to any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI. Notwithstanding anything to the contrary set forth in this Agreement, the limitation set forth in Section 11.1(a)(A) shall not apply to claims under Section 11.1(a)(i) with respect to the Fundamental Representations or claims under Sections 11.1(a)(ii), (iii), (v), (vi) and (vii).

Section 11.2 Indemnification by Buyer. (a) From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in Article V of this Agreement;

(ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement;

(iii) any Section 338 Taxes; and

(iv) any Tax or any amount on account of Tax for which Seller or a Seller Group Member is liable as a result of the failure, following the Closing, of a Subsidiary or any other Buyer Group Member to pay Tax, other than any Tax in respect of which Seller would be liable under Section 11.1(a)(vi), unless a payment has been made in respect thereof by or on behalf of Seller and such Tax was not paid to the relevant Governmental Body by or on behalf of the relevant Subsidiary (in which case this undertaking of Buyer will still apply).

(b) The indemnification provided for in Sections 11.2(a)(i) and 11.2(a)(ii) shall terminate on the date that is eighteen (18) months after the Closing Date (and no claims shall be made by any Seller Group Member under Sections 11.2(a)(i) and 11.2(a)(ii) thereafter), except that the indemnification by Buyer shall continue as to any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

Section 11.3 Notice of Claims.  Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. The failure to give notice as provided in this Section 11.3 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

Section 11.4 Determination of Amount. (a) In calculating any Loss or Expense there shall be deducted any insurance proceeds recovered in respect thereof, after reduction for any costs or expenses incurred in connection therewith, including any deductible, retroactive or retrospective premium adjustments, experience-based premium adjustments, and indemnification obligations. Buyer and Seller agree that, for purposes of computing the amount of any indemnification payment under this Article XI attributable to the relevant Subsidiaries, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.

(b) After the giving of any Claim Notice pursuant to Section 11.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 11.5 Third Person Claims. (a) As to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party will notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within ten (10) days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five (5) business days after receipt thereof and shall deliver to the Indemnitor within seven (7) business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. If such notice is not given within such (5) business day period, the Indemnitor shall still be required to provide indemnity and defense unless the Indemnitor has in fact been prejudiced in its defense by such tardy notice.

(b) In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from another party under the provisions of this Article XI, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the right after the receipt of notice, at its option and at its own expense, to be represented by counsel satisfactory to the Indemnified Party and to participate in any proceeding, claim or demand which relates to any loss, liability or damage indemnified against hereunder, provided, however, that the Indemnified Party shall retain control of the proceeding. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within 30 days after the date of such notice.

Section 11.6 Limitations. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b) The liability for any inaccuracy in or breach of any representation, warranty, covenant or agreement by Seller or any other indemnification or other obligation hereunder shall not be limited if Buyer or any of its officers, employees, counsel or other representative had any knowledge on or before the Closing Date of the facts as a result of which such representation, warranty, covenant or agreement was inaccurate or breached or with respect to which the indemnification or other obligation relates.

(c) Notwithstanding anything to the contrary as set forth herein, except for remedies that cannot be waived as a matter of law and injunctive and provisional relief:

(i) if the Closing occurs, this Article XI shall be the exclusive remedy of the Parties, and no claim shall be made by any Buyer Group Member against any Person other than Seller or made by any Seller Group Member against any Person other than Buyer, for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby;

(ii) after the Closing Date, no party may seek the rescission of the transactions contemplated by this Agreement; and

(iii) following the Closing the Escrow Account shall be the sole and exclusive remedy for any and all claims for indemnification made by Buyer Group Members against Seller.

(d) No party hereto shall have any liability for any exemplary or punitive damages suffered or incurred by any Buyer Group Member or Seller Group Member, as the case may be; provided, however, in the event that an Indemnified Party’s Loss incurred as a result of a third Person claim includes any Liability for any exemplary or punitive damages, the Indemnitor shall have Liability hereunder for such exemplary or punitive damages.

(e) Notwithstanding anything to the contrary set forth herein, none of the limitations on the indemnification obligations of the Parties or the limitations of this Section 11.6 shall apply in the event of fraud or willful misconduct.

Section 11.7 Release from Escrow Account. On the date that is eighteen (18) months following the Closing Date (the “Escrow Release Date”), the Escrow Agent shall release immediately and automatically such account(s) as provided by the Seller Representative (without any action or impairment by any party) the remaining amount of funds held in the Escrow Account less the aggregate amount of all Losses and Expenses that are specified in any then-unresolved good faith claims for indemnification made by Buyer Group Members pursuant to this Article XI. To the extent that on the Escrow Release Date any amount has been reserved and withheld from distribution from the Escrow Account on account of an unresolved claim for indemnification and, subsequent to such Escrow Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to release (a) to the Buyer Group Members the amount of Losses and Expenses, if any, due in respect of such claim as finally determined and (b) to such account(s) as provided by the Seller Representative an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution at such Escrow Release Date in respect of such claim over the payment, if any, made pursuant to the foregoing clause (a).

Section 11.8 Seller Representative. (a) The “Seller Representative” shall be Neil Crabb, who may be replaced by Seller prior to the Closing Date. Following the dissolution of Seller, the Seller Representative shall be constituted and appointed as the true and lawful attorney-in-fact and exclusive agent for and on behalf of Seller and the former shareholders of Seller, with the full power of substitution or resubstitution, to give and receive notices and communications, to authorize delivery to Buyer from the Escrow Account in satisfaction of claims by Buyer Group Members, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims’ determination, to incur expenses and retain counsel, to receive service of process in connection with any claims under this Agreement, to execute and deliver all documents (including the Escrow Agreement) in connection with the transactions contemplated hereby or amendments thereto and to take any and all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. Any action taken by the Seller Representative must be in writing and must be signed by the Seller Representative. The appointment of the Seller Representative hereunder shall be deemed coupled with an interest and shall be irrevocable.

(b) The Seller Representative shall not be liable to any shareholder of Seller, any Seller Group Member or any Buyer Group Member for any act done or omitted hereunder or under the Escrow Agreement as the Seller Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith; provided, however, that the Seller Representative may be liable for damages arising from willful violation of applicable law or gross negligence in the performance of such duties under this Agreement.

(c) In the event that Neil Crabb dies, becomes legally incapacitated or resigns from his position as Seller Representative, Claes Hultman shall select a replacement Seller Representative, which replacement Seller Representative shall be deemed to be the Seller Representative for all purposes of this Agreement. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his services. Any expenses incurred by the Seller Representative in connection with his services hereunder shall be reimbursed by Seller.  Buyer shall have no Liability with respect to any expenses or compensation of the Seller Representative in connection with the Seller Representative’s duties and services provided hereunder.

(d) Any decision, act, waiver, consent or instruction of the Seller Representative shall constitute a decision of Seller and shall be final, binding and conclusive, and the Escrow Agent and Buyer may conclusively and absolutely rely, without inquiry, upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of Seller.

ARTICLE XII
TERMINATION

Section 12.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of Buyer and Seller;

(b) by Buyer in the event of any breach by Seller of any of its agreements, representations or warranties contained herein which has resulted in (i) a Material Adverse Effect or (ii) a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby; provided, however, that if such breach is curable by Seller through the exercise of commercially reasonable efforts prior to the Outside Date, for so long as Seller continues to exercise such commercially reasonable efforts, Buyer may not terminate this Agreement under this Section 12.1(b) during such period;

(c) by Seller in the event of any breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein which has resulted in a material adverse effect on Buyer or on Buyer’s ability to consummate the transactions contemplated hereby; provided, however, that if such breach is curable by Buyer through the exercise of commercially reasonable efforts prior to the Outside Date, for so long as Buyer continues to exercise such commercially reasonable efforts, Seller may not terminate this Agreement under this Section 12.1(c) during such period;

(d) by Buyer or Seller if any court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) by Buyer if (i) it fails to receive proceeds sufficient to pay the Closing Date Cash Payment from the transactions contemplated by the Securities Purchase Agreement or any alternative financing arrangement within 2 business days after the satisfaction or waiver of all conditions to the consummation of such transactions, or (ii) it fails to receive the Buyer Stockholder Approval at a meeting duly called for the purpose of approving the Financing; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to Buyer if its failure to fulfill its obligations under this Agreement, including Section 7.4, has been the cause or resulted in the failure to receive such proceeds;

(f) by Seller if the Buyer Stockholder Approval is not obtained at a meeting duly called for the purpose of approving the Financing and Buyer has not identified within ten (10) business days of such meeting alternative financing arrangements sufficient to pay the Purchase Price that are reasonably likely to be capable of consummation prior to the Outside Date; provided, however, Buyer shall have no obligation to identify such alternative financing arrangement except in accordance with Section 7.4; or

(g) by Buyer or Seller if the Closing shall not have occurred on or before the Outside Date (or such later date as may be mutually agreed in writing by Buyer and Seller); provided, however, that no termination may be made under this Section 12.1(g) if the failure to close on or prior to such date shall be caused by the action or inaction of the terminating party.

Section 12.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

Section 12.3 Effect of Termination. (a) If this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 12.3(b), 12.4, 13.2, 13.3 and 13.10) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

(b) In the event that this Agreement is terminated by Buyer pursuant to Section 12.1(e) or by Seller pursuant to Section 12.1(f), then Buyer shall reimburse Seller for all out-of-pocket costs and expenses incurred by it in connection with the negotiation and preparation of this Agreement (including the fees, expenses and disbursements of its counsel, financial advisors and independent public accountants) by wire transfer of immediately available funds to an account designated in writing by Seller on the date of such termination; provided, however, the maximum amount required to be paid by Buyer under this Section 12.3(b) shall not exceed $400,000. Buyer acknowledges that the agreement set forth in this Section 12.3(b) is an integral part of the transactions contemplated by this Agreement, and that without this agreement, Seller would not enter into this Agreement; accordingly, if Buyer fails to timely pay the amount due pursuant to this Section 12.3(b), and, in order to obtain the payment, Seller commences a suit which results in a judgment against Buyer for the payment set forth in this Section 12.3(b), Buyer shall pay Seller its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit. For the avoidance of doubt, upon the payment of the amount due pursuant to this Section 12.3(b), Buyer shall have no further obligation to Seller under this Agreement (other than pursuant to this Section 12.3(b), Section 12.4, Section 13.2, Section 13.3 or Section 13.10).

Section 12.4 Non-Solicitation. In the event this Agreement is terminated, during the two-year period commencing on the date of termination, Buyer and its Affiliates shall not (and shall not assist or encourage others to), directly or indirectly, solicit the services, as employee, consultant or otherwise, of any employee of Seller or any Subsidiary; provided, however, that Buyer and its Affiliates shall not be restricted or precluded from making generalized searches for employees through general advertisements or trade publications. Without limiting the rights of Seller to pursue all other legal and equitable rights available for a violation of this Section 12.4 by Buyer or its Affiliates, it is agreed that other remedies cannot fully compensate Seller for such a violation and that Seller shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI (at which time such representations and warranties shall terminate). If applicable, covenants shall survive the Closing in accordance with their terms.

Section 13.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York. Each of the Parties irrevocably submit to the jurisdiction of the State Courts of the State of New York or any court of the United States located in the State of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of the Parties further agree that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 13.4 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence and Seller hereby irrevocably appoints the Seller Representative (and agrees to take any and all necessary action to maintain such appointment) as its agent for service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 13.4 and agrees that any such process, summons, notice or document delivered shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence Each of the Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any State Court of the State of New York or any court of the United States located in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.3 No Public Announcement; Confidential Nature of Information. (a) Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the SEC disclosure obligations or the rules of any stock exchange.

(b) Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be kept strictly confidential pursuant to the Seller Representative Confidentiality Agreement and the Confidentiality Agreement; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the SEC disclosure obligations or the rules of any stock exchange.

Section 13.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

If to Buyer, to:

PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, PA 18936
Attention: President and CEO
Facsimile: (215) 619-3209

with a copy to:

Morgan, Lewis & Bockius, LLP
1701 Market Street,
Philadelphia, PA 19103
Attention: Stephen M. Goodman
Facsimile: (215) 963 - 5001

If to Seller or to the Seller Representative, to:

Photo Therapeutics Group Limited
Station House Stamford New Road
Altrincham, Cheshire
WA14 1EP
United Kingdom
Attention: Chief Executive Officer
Facsimile: +44 (0) 1619 255 628

for purposes of Section 13.2 only:

[omitted]

United Kingdom
Attention: Neil Crabb

with a copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Robert L. Verigan
Facsimile: (312) 853-7036

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

Section 13.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign its rights prior to the Closing or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement. Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 and pursuant to Sections 7.1, 7.4 and 8.5 and Article XI any right, remedy or claim under or by reason of this Agreement.

Section 13.6 Access to Records after Closing. For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Subsidiaries to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Subsidiaries prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 13.6. If Buyer or the Subsidiaries shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

Section 13.7 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 13.8 Interpretation. For purposes of this Agreement: (i) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole; and (iv) the words “material” and “materiality” and words of similar import, when used in this Agreement, are to be understood by reference to the businesses, assets and properties of Seller and the Subsidiaries taken as a whole. Unless the context otherwise requires, references herein to: (i) Articles, Sections and Schedules mean the Articles and Sections of, and the Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, in each case through the date of this Agreement; and (iv) to dollars or “$” means U.S. dollars. Articles, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement and the Escrow Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 13.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.10 Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 13.11 Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.12 Execution in Counterparts. This Agreement may be signed in any number of counterparts, including any counterpart delivered via facsimile, “.pdf” or other similar format, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by all other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.13 Further Assurances. On and after the Closing Date, each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm Seller’s or the Subsidiaries’ ownership of Owned Intellectual Property and/or the transfer of the Shares to Buyer in accordance with the terms of this Agreement. Without limiting the provisions of Section 6.3, upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 13.14 Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED BY ANY PARTY PURSUANT TO THIS AGREEMENT, EACH OF THE PARTIES HERETO DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. EACH OF THE PARTIES HERETO MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PHOTO THERAPEUTICS GROUP LIMITED

By:	/s/
Name:
Title:

PHOTOMEDEX, INC.

By:	/s/
Name:	Jeffrey F. O’Donnell
Title:	President & Chief Executive Officer

/s/
NEIL CRABB

[Signature Page to PHMD/PTL Purchase Agreement]

Exhibit A

Voting Agreement

EXHIBIT A

To:	PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, PA 18936

Date:                          , 2008

Dear Sirs,

The undersigned refers to the proposed transactions (the "Proposals") to be effected pursuant to a Purchase Agreement (the "Purchase Agreement") to be entered into by and among Photo Therapeutics Group Limited, a private limited company incorporated under the laws of England and Wales with registered number 04197580 (the "Company"), and PhotoMedex, Inc., a Delaware corporation ("Buyer"). We note that the Proposals will be subject to the approval of the Company's shareholders at a general meeting (the "General Meeting").

The Proposals involve the sale of each of the subsidiaries of the Company for a cash payment of Thirteen Million United States Dollars (US$13,000,000) and a potential earnout payment of up to an additional Seven Million United States Dollars (US$7,000,000) (the “Payments”). The Payments will be subject to adjustment and deferral based on deal expenses, working capital levels at closing and potential indemnity claims by the Buyer to be negotiated by the Company and the Buyer.

By this deed the undersigned hereby confirms (in the case of paragraph 1 below), represents and warrants (in the case of paragraph 3.1 below), acknowledges (in the case of paragraph 3.2 below), covenants and irrevocably undertakes in the terms set out below.

1.	The undersigned confirms that:

(a)
the number of ordinary shares of £0.01 each in the capital of the Company specified below (the "Shares") are, as at the date of this undertaking, legally and beneficially owned by the undersigned free from any charge, security interest, option, lien, equity, restriction or any other encumbrance whatsoever:

Number of Shares ______________

(b)
the number of ordinary shares of £0.01 each in the capital of the Company specified below (the "Option Shares") are, as at the date of this undertaking, subject to options to purchase such ordinary shares legally and beneficially owned by the undersigned free from any charge, security interest, option, lien, equity, restriction or any other encumbrance whatsoever, other than any applicable vesting provisions:

Number of Shares Subject to Options ______________

(c)
we have full discretionary right, capacity and authority to control the exercise of all voting rights attached to the Shares and, upon issuance of Option Shares, the Option Shares; there are no other shares in the capital of the Company in which we have any interest or have any such rights.

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2.1	At the General Meeting at which shareholders will be asked to consider and approve the Proposals, we undertake that:

(a)
we shall vote (either personally or by proxy) in respect of the Shares and, if any Option Shares have been issued, such Option Shares in favour of the resolution required to implement the Proposals (the "Resolution") which is to be proposed at the General Meeting (or any adjournment thereof);

(b)
we shall vote against any proposal at the General Meeting, or otherwise, which is contrary to the Resolution, and against any action or agreement which would result in a breach of any representation, warranty, covenant or obligation of the Company in the Purchase Agreement;

(c)	we shall vote against any proposed adjournment of the General Meeting put to the meeting other than by the Chairman;

(d)	(subject to paragraph (e) below) we shall not join in demanding a poll unless such a poll is to be taken forthwith;

(e)	if the Resolution is defeated on a show of hands, we shall call for and join in demanding a poll on the Resolution; and

(f)	we shall not revoke or otherwise withdraw any form of proxy submitted by us or on our behalf in accordance with the provisions of paragraph (a) above.

2.2
We acknowledge and agree that we have delivered along with this undertaking a complete and duly executed power of attorney in the form attached hereto as the Appendix (the "Power of Attorney") granting a power of attorney to Buyer, to Davis Woodward, the designee of Buyer, in such capacity (and allowing Buyer to appoint a substitute or delegate its power), to execute a proxy in relation to the General Meeting (the "Proxy"), such that the Proxy shall provide an authority to Buyer or its authorised representative to vote in accordance with the terms of paragraph 2.1 above in respect of the votes attaching to the Shares which are capable of being cast at the General Meeting.

In addition, we shall, no later than 6.00 pm, London time, on the tenth Business Day after the despatch to the shareholders of the Company of notice of the General Meeting, together with the accompanying form of proxy for holders of shares in relation to the General Meeting (the "Form of Proxy"), fully complete, duly execute and deliver the Form of Proxy (or procure that this is done), in accordance with the procedure set out in the materials related to the General Meeting and on the Form of Proxy, so that such completed, executed and delivered Form of Proxy shall provide an authority to Buyer or its authorised representative to vote in accordance with the terms of paragraph 2.1 above in respect of the votes attaching to the Shares which are capable of being cast at the General Meeting.

2.3
At or prior to the General Meeting, we shall not (without the prior consent of Buyer) do anything which restricts the voting rights of any of the Shares or Option Shares nor shall we exercise the voting rights attaching to the Shares or Option Shares in any manner, or take any other action, in each case which impedes or frustrates the Proposals (including, but without limitation, by voting in favour of any competing proposal or any action or agreement which is contrary to the Resolutions or which would result in a breach of any representation, warranty, covenant or obligation of the Company in the Purchase Agreement) or the passing of the Resolution.

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3.1	The undersigned represents and warrants to you that:

(a)	the undersigned has the legal capacity to execute and deliver this undertaking, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)
this undertaking has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors; rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)
the execution and delivery of this undertaking by the undersigned does not, and the performance of the obligations of the undersigned under this undertaking and the consummation by the undersigned of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the undersigned or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which the undersigned is a party;

(d)
the execution and delivery of this undertaking by the undersigned does not, and the performance of the obligations of the undersigned under this undertaking will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official; and

(e)
we are a sophisticated investor with respect to our Shares (and Option Shares, if any) and have independently and without reliance upon Buyer and based on such information as we have deemed appropriate, made our own analysis and decision to enter into this undertaking.

3.2
The undersigned acknowledges that Buyer has not made, and does not make, any representation or warranty, whether express or implied, of any kind or character whatsoever to us. However, this shall not prejudice or limit in any way the terms of any representations or warranties given by Buyer under the Purchase Agreement.

4.
The undersigned agrees that the undersigned shall not (a) sell, transfer, grant security in respect of, or otherwise dispose of any interest in, the Shares or the Option Shares (or any rights arising in relation to the Shares or the Option Shares) or (b) enter into any agreement or understanding with any person or party to vote or give any instructions inconsistent with this undertaking or that otherwise conflicts with this undertaking; in each case at any time prior to the Closing Date (as defined in the Purchase Agreement) or the date on which the Purchase Agreement is terminated in accordance with its terms.

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5.
The undersigned agrees that, if the undersigned fails to vote or act in accordance with this undertaking or breach any of its obligations in this undertaking, damages would not be an adequate remedy and, accordingly, Buyer shall be entitled to the remedy of specific performance or injunctive relief in any court of competent jurisdiction. Nothing contained in this undertaking shall be construed as prohibiting any person from pursuing any other remedies available to it, either at law or in equity, in relation to such breach of this undertaking.

6.	The terms of this undertaking shall terminate and cease to be of any further effect upon the earliest of:

(a)	the Closing Date (as defined in the Purchase Agreement); or

(b)	the termination of the Purchase Agreement in accordance with its terms,

and where this undertaking does so terminate it is acknowledged that no person shall have any claim against any other person pursuant to the terms of this undertaking save in respect of any prior breaches of such terms. For the avoidance of doubt, if this undertaking is terminated prior to the General Meeting but after the submission of our Form of Proxy, the undersigned shall be entitled to withdraw its Form of Proxy and shall be entitled to cast the votes attaching to the Shares or the Option Shares which are capable of being cast at the General Meeting at the undersigned’s sole discretion.

7.
The undersigned shall, as promptly as practicable, notify Buyer of the number of any new shares in the capital of the Company acquired by the undersigned, if any and including any Option Shares, after the date hereof and prior to the General Meeting. Any such shares shall be subject to the terms of this undertaking as though beneficially owned by the undersigned on the date hereof. The undersigned agrees that the undersigned will promptly notify Buyer in writing upon any representation or warranty of the undersigned in this undertaking becoming untrue in any material respect or upon an obligation of the undersigned not being complied with in any material respect.

8.
The undersigned authorises you to refer to this undertaking in any document, announcement or medium which you are required to release in order to complete the Proposals or to disclose it to any persons, if you are required to so disclose by law, regulation or any competent judicial or regulatory body or stock exchange or trading market.

9.
Any time, date or period mentioned in this undertaking may be extended by mutual agreement in writing between the undersigned and Buyer but time shall be of the essence as regards any time, date or period mentioned in this undertaking or as extended by mutual agreement.

10.
If any term or provision contained in this undertaking shall be held to be illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, that term or provision shall to that extent be deemed not to form part of this undertaking and the enforceability of the remainder of this undertaking shall be unaffected.

11.
This undertaking shall be governed by, and construed in accordance with, the laws of England and Wales and the undersigned hereby submits to the non-exclusive jurisdiction of the English courts as regards any claim or matter arising in relation to this undertaking.

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12.
All notices, requests, claims, demands and other communications under this undertaking shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (b) on the day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one business day after having been sent by express mail through a nationally recognised overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the undersigned, to the address of the undersigned set forth on the signature page hereto,

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Robert Verigan
Fax: +1.312.853.7036

if to Buyer, to:

PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, PA 18936
Attention: President and CEO
Facsimile: 215-619-3209

with a copy (which copy shall not constitute notice) to:

Morgan, Lewis & Bockius, LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Stephen M. Goodman
Facsimile: +1.215.963.5001

13.	Capitalised terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

14.	If the Purchase Agreement is not executed by both the Company and Buyer by August 31, 2008, this undertaking shall have no further force or effect.

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IN WITNESS whereof this undertaking has been duly executed by us as a deed on the date first stated above.

[For shareholder which is a company]

EITHER

Executed as a deed by ______________ acting by ______________ and ______________

Director	Director/Secretary

OR:

Executed as a deed by ______________ acting by ______________

Director

In the presence of	Witness signature

Name

Address

Occupation

[For shareholder who is a natural person]

Executed as a deed by ______________

In the presence of	Witness signature

Name

Address

Occupation

[Signature Page of Voting Agreement]

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Countersigned by way of agreement with the terms of this undertaking.

Authorised signatory for

PHOTOMEDEX, INC.

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APPENDIX
POWER OF ATTORNEY

A. Company/corporation as grantor

BY THIS POWER OF ATTORNEY made on

1.
We, _________________, a company incorporated in _________________ (registered no. _________________), whose registered office is at _________________ (the "Shareholder") APPOINT PhotoMedex, Inc. of 147 Keystone Drive; Montgomeryville, PA 18936 USA ("Buyer") and Davis Woodward of PhotoMedex, Inc., 147 Keystone Drive, Montgomeryville, PA 18936 USA, as the designee of Buyer, jointly and severally, to be its attorneys (the "Attorneys") for the following purposes:

(a)
to complete and execute a form of proxy (the "Proxy") in favour of the chairman of the General Meeting of Photo Therapeutics Group Limited to be held in connection with the Proposals, pursuant to which Buyer or its authorised representative will be instructed to vote upon the resolutions before the meeting in accordance with the obligations of the Shareholder pursuant to Clause 2.1 of the Voting Agreement dated _________________ between the Shareholder and Buyer (the "Voting Agreement"); and

(b)	to deliver the Proxy in accordance with the instructions printed thereon and, in any event, no later than 48 hours before the stated time for the commencement of the General Meeting.

2.
An Attorney may appoint one or more persons to act as substitute or substitutes in his or its place for all or any of the purposes referred to in this power of attorney and may revoke any such appointment at any time.

3.	An Attorney may delegate to one or more persons all or any of the powers referred to in Clause 1 on such terms as he or it thinks fit and may revoke any delegation at any time.

4.	The Company undertakes to ratify whatever the attorney does or lawfully causes to be done under the authority or purported authority of this power of attorney.

5.	This power of attorney is irrevocable from the date on which it is executed until the date upon which the Voting Agreement is terminated.

6.	Capitalised terms used herein and not defined shall have the meanings given to them in the Voting Agreement.

7.	This power of attorney is governed by, and shall be construed in accordance with, English law.

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IN WITNESS of which this instrument is executed as a deed and delivered on the date first stated above.

EITHER:

SIGNED as a DEED by	)___________________Director
LIMITED/PLC acting by	)___________________Director/Secretary
_________________, a	)
director, and	)
_________________, a	)
director/secretary	)

OR:

SIGNED as a DEED by	)___________________Director
LIMITED/PLC acting by	)
_________________, a director	)

In the presence of:	Witness signature

Name

Address

Occupation

[Signature Page of Power of Attorney]

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POWER OF ATTORNEY

B. Natural person as grantor

BY THIS POWER OF ATTORNEY made on

1.
I, _________________ of _________________ (the "Shareholder") APPOINT PhotoMedex, Inc. of 147 Keystone Drive; Montgomeryville, PA 18936 USA ("Buyer") and Davis Woodward of PhotoMedex, Inc., 147 Keystone Drive, Montgomeryville, PA 18936 USA, as the designee of Buyer, jointly and severally, to be my attorneys (the "Attorneys") for the following purposes:

(a)
to complete and execute a form of proxy (the "Proxy") in favour of the chairman of the General Meeting of Photo Therapeutics Group Limited to be held in connection with the Proposals, pursuant to which the chairman as proxy will be instructed to vote upon the resolutions before the meeting in accordance with the obligations of the Shareholder pursuant to Clause 2.1 of the Voting Agreement dated _________________ between the Shareholder and Buyer (the "Voting Agreement"); and

(b)	to deliver the Proxy in accordance with the instructions printed thereon and, in any event, no later than 48 hours before the stated time for the commencement of the General Meeting.

2.
An Attorney may appoint one or more persons to act as substitute or substitutes in his or its place for all or any of the purposes referred to in this power of attorney and may revoke any such appointment at any time.

3.	An Attorney may delegate to one or more persons all or any of the powers referred to in Clause 1 on such terms as he or it thinks fit and may revoke any delegation at any time.

4.	This power of attorney is irrevocable from the date on which it is executed until the date upon which the Voting Agreement terminates.

5.	Capitalised terms used herein and not defined shall have the meanings given to them in the Voting Agreement.

6.	This power of attorney is governed by, and shall be construed in accordance with, English law.

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IN WITNESS of which this instrument is executed as a deed and delivered on the date first stated above.

SIGNED as a DEED by	)___________________
_________________	)

In the presence of:	Witness signature

Name

Address

Occupation

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Exhibit B

Form of Escrow Agreement

EXHIBIT B

ESCROW AGREEMENT

This Escrow Agreement, dated as of August [___], 2008 (this “Agreement”), is by and among Photo Therapeutics Group Limited, a private limited company incorporated in England and Wales having its principal place of business at Station House, Stamford New Road, Altrincham, Cheshire, WA14 1EP (“Seller”), PhotoMedex, Inc., a Delaware corporation having its principal place of business at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936 (“Buyer” and, together with Seller, the “Escrow Parties”), and BNY Mellon, N.A. , a national banking association with its principal place of business at BNY Mellon Center, 201 Washington Street, Boston, MA 02108 (the “Escrow Agent”).

WHEREAS, Seller, Buyer and Neil Crabb (“Seller Representative”), Flat 5, 105 Wapping Lane, London EW1 2RR, have entered into that certain Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer will purchase at the closing of the transactions contemplated thereby (the “Closing”) all of the issued and outstanding equity securities of Seller’s subsidiaries;

WHEREAS, pursuant to the terms and conditions of the Purchase Agreement, Buyer has agreed to deliver to the Escrow Agent the following amounts, which amounts are to be held by the Escrow Agent under the terms of this Agreement: (i) an aggregate sum of US $1,000,000 pursuant to Section 2.3 of the Purchase Agreement (the “Closing Amount”), and (ii) an amount, if any, to be deposited and held in escrow pursuant to Section 2.5(e) of the Purchase Agreement (the “Earnout Escrow Amount” and together with the Closing Amount, the “Escrow Amount”);

WHEREAS, pursuant to the terms and conditions of the Purchase Agreement, Buyer has agreed to deliver to the Escrow Agent to be distributed as directed by Seller Representative on behalf of Seller amounts, if any, pursuant to Section 2.4(e) and 2.5(e) of the Purchase Agreement (collectively, the “Distribution Amounts”); and

WHEREAS, the parties hereto desire to set forth their understandings with regard to the escrow account and distribution procedures established by this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.	Appointment of Escrow Agent; Seller Representative.

(a) The Escrow Parties appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) and the Distribution Amounts in accordance with the terms of this Agreement, and the Escrow Agent accepts such appointment.

(b) Seller appoints Seller Representative on Seller’s behalf to take any and all actions and make any decisions required or permitted to be made by Seller or Seller Representative under this Agreement. Seller represents and warrants to the Escrow Agent that Seller has the power and authority to enter into this Agreement and perform the obligations of Seller hereunder.

(c) Buyer represents and warrants to the Escrow Agent that it has the power and authority to enter into this Agreement and perform the obligations of Buyer hereunder.

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2.	Establishment of Escrow.

(a) On or prior to the date hereof, Buyer shall, in accordance with the terms and conditions of the Purchase Agreement, cause the Closing Amount to be deposited with the Escrow Agent. Subject to the terms and conditions of the Purchaser Agreement, after the date hereof, Buyer shall cause to be deposited with the Escrow Agent the Earnout Escrow Amount, if any, and the Distribution Amounts, if any. Buyer and Seller Representative shall jointly designate whether any amounts deposited after the date hereof constitute a payment of the Earnout Escrow Amount or a Distribution Amount in accordance with the terms of the Purchase Agreement. Escrow Agent shall, upon request of the Escrow Parties or Seller Representative, or any of them, promptly acknowledge to the Escrow Parties or Seller Representative, or any of them, receipt of any funds so deposited. On or prior to the date hereof, each of the Escrow Parties shall deliver one fully executed original of this Agreement to the Escrow Agent in accordance with Section 12 below, with a copy to the Escrow Agent’s attorney.

(b) The Escrow Amount and all additional amounts now or hereafter deposited with the Escrow Agent other than the Distribution Amounts, together with all interest and other income earned, shall be referred to collectively as the “Escrow Fund.” The Escrow Parties acknowledge that the sum held in escrow hereunder may be reduced from time to time during the term hereof pursuant to the terms of this Agreement. Accordingly, the term “Escrow Fund” shall refer both to the aggregate amounts of the Closing Amount and the Earnout Escrow Amount and to such lesser or greater amount as may be held pursuant hereto at any point during the term hereof, as the case may be, but shall not include the Distribution Amounts. The term “Distribution Amounts” shall include all interest and other income earned on the amounts designated by Buyer and Seller Representative as Distribution Amounts as provided herein.

(c) Each of Seller and Buyer intend that the Escrow Fund shall not be taxable to Seller or Seller Representative unless and to the extent actually released and paid as directed by Seller Representative pursuant to this Agreement and this Agreement shall be interpreted and applied in a manner consistent with such intent. In furtherance thereof, Seller and Buyer acknowledge and agree that the Escrow Fund and amounts deposited and earned thereon shall be treated as owned by Buyer (and not Seller or Seller Representative) for tax purposes unless and until actually released and paid to Seller Representative pursuant to this Agreement.

3.	Customer Identification and TIN Certification.

(a) To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account. Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information, such as date of birth for individuals, for each individual and business entity that is a party to this Agreement. For individuals signing this Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver’s license, passport or other form of photo identification. For business and other entities that are parties to this Agreement, the Escrow Agent will require such documents as it deems necessary to confirm the legal existence of the entity.

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(b) At the time of or prior to execution of this Agreement, any Escrow Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9 or FORM W-8BEN, and every individual executing this Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent. The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies. In the event that any Escrow Party fails to provide any such organizational documents or documents establishing authority, or any individual executing this Agreement on behalf of an Escrow Party fails to provide to the Escrow Agent an acceptable form of identification, within ten (10) calendar days after the Escrow Agent requests the same, the Escrow Agent is authorized, not withstanding any other provision of this Agreement to the contrary, to place the Escrow Fund in a non-interest bearing deposit account until such documents are received by the Escrow Agent. The Escrow Agent is hereby authorized and directed to assign the tax identification number certified by Buyer to said account.

(c) The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the Form W-9 information provided to the Escrow Agent by Buyer. The Escrow Parties understand that, in the event one or more tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Initial Deposit.

(d) The Escrow Agent shall have no duty to prepare or file any information reports (including without limitation IRS Forms 1099-B) other than such information reports of interest earned on the Escrow Fund as the Escrow Agent is required to prepare and file in the ordinary course of its business.

4.             Deposit of the Funds. The Escrow Agent shall deposit the Escrow Fund and Distribution Amounts in one or more deposit accounts at BNY Mellon, N.A. in accordance with such written instructions and directions as may from time to time be provided to the Escrow Agent by Seller Representative. In the event that the Escrow Agent does not receive written instructions, the Escrow Agent shall deposit the Escrow Fund and Distribution Amounts in money market accounts at BNY Mellon, N.A. Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy. The Escrow Agent shall not be responsible for any loss due to interest rate fluctuation or early withdrawal penalty. The Escrow Parties understand that deposits of the Escrow Fund and Distribution Amounts are not necessarily insured by the United States Government or any agency or instrumentality thereof, or of any state or municipality, and that such deposits do not necessarily earn a fixed rate of return. In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits made pursuant to this Section 4, other than as a result of the bad faith, gross negligence or willful misconduct of the Escrow Agent.

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5.	Release of the Escrow Fund and Payment of Distribution Amounts.

(a) The Escrow Amount shall be used to pay all amounts due and owing to Buyer, if any, pursuant to the terms and conditions of Section 2.4(e)(i) and Article XI of the Purchase Agreement. At any time prior to 11:59 pm New York time on the 18-month anniversary of the date of this Agreement (the “Termination Date”), upon a determination that Buyer is entitled to a payment in accordance with Section 2.4(e)(i) and Article XI of the Purchase Agreement, Buyer and Seller (or Seller Representative on its behalf) shall promptly (and in any event no later than five (5) business days following such determination) deliver joint written instructions substantially in the form attached hereto as Exhibit A, signed by Buyer and Seller (or Seller Representative, as the case may be), to the Escrow Agent instructing the Escrow Agent to pay to Buyer the appropriate amount from the Escrow Fund (the “Joint Written Instructions”). Upon receipt of the Joint Written Instructions, the Escrow Agent shall pay to Buyer such amount by wire transfer of immediately available funds.

(b) As promptly as is practicable following receipt of written instructions signed by Seller or Seller Representative, substantially in the form of Exhibit A hereto, setting forth the account or accounts or the payee or payees to which the Distribution Amounts should be distributed, the Escrow Agent shall pay such amounts, together with all interest, dividends and other income, if any, earned thereon, in accordance with such instructions; it being understood that Buyer shall have no rights to receive the Distribution Amounts or object to the distribution of the Distribution Amounts following their deposit with the Escrow Agent hereunder and the Escrow Agent shall be entitled to rely on the written instructions of Seller or Seller Representative with respect thereto; provided, however, that Buyer shall have no obligation or liability in connection with the written instructions of Seller or Seller Representative.

(c) Notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall have no obligation to follow any directions set forth in any Joint Written Instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said Joint Written Instructions are authorized to do so.

(d) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Fund, the Escrow Agent shall release the balance of such account and shall have no liability or responsibility to the Escrow Parties for any deficiency.

(e) As promptly as is practicable after the Termination Date, upon receipt of Joint Written Instructions, the Escrow Agent shall distribute the balance, if any, of the remaining Escrow Fund (the “Escrow Termination Release”).

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6.             Methods of Payment. All payments required to be made by the Escrow Agent under this Agreement shall be made by wire transfer or by cashier’s check, as elected by the party to receive such payment as set forth herein. Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent’s normal funds transfer procedures in effect from time to time. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties (or, with respect to Seller, Seller Representative). The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number.

7.	Responsibilities and Liability of Escrow Agent.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between any of the Escrow Parties and/or any other third party or as to which the escrow relationship created by this Agreement relates, including without limitation any documents referenced in this Agreement.

(b) Limitations on Liability of Escrow Agent.

(i) Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (1) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (2) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Agreement or the Escrow Agent’s duties, has been duly authorized to do so, and (3) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any action taken under circumstances not constituting bad faith, willful misconduct or gross negligence.

(ii) In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (1) any Escrow Party or other person, including Seller Representative, providing such instructions, including without limitation errors as to the amount, bank information or bank account number, or (2) any other person or entity, including, without limitation, any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

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(iii) Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

(iv) In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Joint Written Instructions or an order of a court with jurisdiction over the Escrow Agent. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of the Escrow Parties as provided in Section 7(c) or Section 7(d) below, institute or defend such proceedings.

(c) Indemnification of Escrow Agent. Each of Seller and Buyer jointly and severally agree to indemnify the Escrow Agent for, and the same agree to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence.

(d) Authority to Interplead. The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

(e) Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7 shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

8.             Termination. This Agreement and all the obligations of the Escrow Agent shall terminate upon (a) the distribution of all Distribution Amounts delivered to the Escrow Agent and (b) the earliest to occur of (i) the release of the entire Escrow Fund prior to the Termination Date by the Escrow Agent in accordance with this Agreement, (ii) the release of the Escrow Termination Release following the Termination Date, or (iii) the deposit of the Escrow Fund by the Escrow Agent in accordance with Section 7(d) hereof.

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9.             Removal of Escrow Agent. The Escrow Parties (including Seller Representative on Seller’s behalf) acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. The Escrow Parties agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent. Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the Escrow Fund and any Distribution Amounts to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund and any such Distribution Amounts, the successor escrow agent shall be bound by all of the provisions of this Agreement.

10.            Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than ten (10) days’ prior written notice of such resignation to Buyer, Seller and Seller Representative, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. In the event of such resignation, Buyer and Seller agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within ten (10) calendar days of notice of such resignation. Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Buyer and Seller Representative designating the successor escrow agent. Escrow Agent shall deliver all of the Escrow Fund and any Distribution Amounts held by it to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund and any such Distribution Amounts, the successor escrow agent shall be bound by all of the provisions of this Agreement.

11.            Accounting. On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Fund, all interest earned and all distributions made, which statements shall be delivered to Buyer and Seller Representative at the addresses set forth under Section 12 below.

12.            Notices. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the business day on which such notice is deposited with a courier for delivery, postage paid, or on the date of telecopy, fax or similar transmission during normal business hours, as evidenced by mechanical confirmation of such telecopy, fax or similar transmission, addressed in all cases to the party at his or its address set forth below, or to such other address as such party may designate, provided that notices will be deemed to have been given to the Escrow Agent on the actual date received:

If to Buyer, to:

PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, PA 18936
Attention: Chief Financial Officer
Facsimile: (215) 619-3208

with a copy to:

Morgan, Lewis & Bockius, LLP
1701 Market Street,
Philadelphia, PA 19103
Attention: Stephen M. Goodman
Facsimile: (215) 963 - 5001

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If to Seller, Seller Representative or to its agent, to:

Photo Therapeutics Group Limited
Station House Stamford New Road
Altrincham, Cheshire
WA14 1EP
United Kingdom
Attention: Chief Executive Officer
Facsimile: +44 (0) 1619 255 628

and

Neil Crabb
[omitted]
Facsimile: +44 207 4883714

with a copy to:

Sidley Austin
One South Dearborn Street
Chicago, Illinois 60603
Attention: Robert Verigan
Facsimile: (312) 853-7036

If to the Escrow Agent:

BNY Mellon, N.A.
BNY Mellon Center
201 Washington Street
Boston, Massachusetts 02108
Facsimile: (617) 722-7641
Attention:	Art Wasserman, First Vice President
Matt Romero, Escrow Administrator
Erin Riley, Private Banking Relationship Assistant

Copy (which shall not constitute notice to the Escrow Agent) to:

Bruce D. Berns, Esq.
Abendroth, Berns & Warner LLC
47 Church Street, Suite 301
Wellesley, MA 02482
Facsimile: (781) 237-8891

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Any notice, except notice to the Escrow Agent, may be given on behalf of any party by its counsel or other authorized representative. In all cases the Escrow Agent shall be entitled to rely on a copy or a fax transmission of any document with the same legal effect as if it were the original of such document.

To facilitate the performance by the Escrow Agent of its duties and obligations hereunder, including resolving any issues arising hereunder (but not the giving of notice as provided above), the Escrow Parties agree that the Escrow Agent may contact the following representatives of each the Escrow Parties identified below, or such other individuals as any of the Escrow Parties may identify by written notice to the Escrow Agent:

Buyer:

Name:	Davis Woodward
Telephone:	(215) 619-3278
E-mail:	adw@photomedex.com

Seller:

Name:	Neil Crabb
Telephone:	[_____________]
E-mail:

13.            Escrow Agent Fees, Costs, and Expenses. The Escrow Agent shall charge an administrative fee of $0.00 and shall be entitled to be reimbursed for its customary fees and charges for any wire transfers or other depository services rendered in connection with the Escrow Fund and Distribution Amounts and any delivery charges or other out of pocket expenses incurred in connection with the Escrow Fund and Distribution Amounts. Buyer and Seller Representative shall each pay 50% of any fees, expenses and other amounts owed to the Escrow Agent pursuant to this Agreement. The Escrow Agent shall provide written invoices of any fees, expenses or other amounts owed in connection with the Escrow Agent’s services provided hereunder to the Escrow Parties. The Escrow Parties agree that the Escrow Agent shall be entitled to withhold any distribution otherwise required to be made from the Escrow Fund if any fees, expenses or other amounts owed to the Escrow Agent remain unpaid on the date such distribution would otherwise be made.

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14.            Modifications; Waiver. This Agreement may not be altered or modified without the express prior written consent of Buyer, Seller (or Seller Representative on its behalf) and the Escrow Agent. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

15.            Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement, the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Agreement.

16.            Assignment. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties. This Agreement is freely assignable by the Escrow Parties; provided, however, that no assignment by such party, or it successors or assigns, shall be effective unless prior written notice of such assignment is given to the other parties, including, without limitation, the Escrow Agent. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to the Escrow Parties, the Escrow Agent may assign this Agreement to an affiliated or successor trust company or other qualified bank entity.

17.            Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

18.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any principles of conflicts of law.

19.            Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes (and such signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes).

20.            Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first written above.

PHOTO THERAPEUTICS GROUP LIMITED

By:
Name: Title:

PHOTOMEDEX, INC.

By:
Name: Title:

BNY MELLON, N.A.

By:
Name: Title:

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EXHIBIT A

JOINT WRITTEN INSTRUCTIONS
FOR RELEASE OF ESCROW AMOUNT

Pursuant to Section 5(a) of the Escrow Agreement dated as of August [___], 2008, by and among Photo Therapeutics Group Limited, a private limited company incorporated in England and Wales, PhotoMedex, Inc., a Delaware corporation, and BNY Mellon, N.A., a national banking association (the “Escrow Agent”) the undersigned hereby instruct the Escrow Agent to release $[___________] from the Escrow Fund in accordance with the following instructions:

[Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Bank Check:

Payee Name:
Mailing Address:

	]	[1]

SELLER REPRESENTATIVE	PHOTOMEDEX, INC.

By:
Neil Crabb		Name: Title:

Date: _____________________

1 Additional account or payee information to be added by schedule, if necessary.

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